As filed with the Securities and Exchange Commission on April 12, 2010

File No. 333-137802

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PHL VARIABLE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Connecticut	6311	06-1045829
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One American Row

Hartford, CT 06102

(800) 447-4312

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

John H. Beers, Esq.

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

(860) 403-5050

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

April 30, 2010 or as soon as practicable after the registration statement becomes effective.

(Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

*	The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

**	Registration fee paid concurrently with the filing of the Registrant’s initial Registration Statement on October 4, 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

Phoenix Guaranteed Income Edge®

An Insurance Guarantee Offered To Advisory Clients

of Lockwood Capital Management, Inc.

Issued by

PHL Variable Insurance Company

The Phoenix Guaranteed Income Edge® (“Income Edge”) described in this prospectus is an insurance certificate offered to investment advisory clients of Lockwood Capital Management, Inc. (“LCM”) who have established a Lockwood Investment Strategies Longevity Income Solutions (“LIS2”) account with certain model portfolios eligible for the Income Edge. Subject to certain conditions, the Income Edge guarantees predictable lifetime income payments regardless of the actual performance or value of the client’s assets managed under the LIS2 program.

This prospectus provides important information that a prospective purchaser of an Income Edge should know before purchasing. Please retain this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Income Edge is issued by PHL Variable Insurance Company (“PHL Variable”). It is not a bank deposit guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency. A purchase of the Income Edge is subject to certain risks. Please see the “Risk Factors” section on page 9.

The Income Edge is novel and innovative. The Internal Revenue Service has issued a ruling to PHL Variable Insurance Company indicating that the Income Edge certificate will be treated as an annuity contract under the Internal Revenue Code. In addition, the Internal Revenue Service has also issued rulings concerning the tax treatment to an individual investor relative to the certificate and the investor’s assets covered by the certificate. These rulings provide, in substance, that the certificate will be treated as an annuity contract and that the income tax treatment of the assets is unaffected by the existence of Income Edge. You should consult a tax advisor before purchasing your Income Edge. See “Taxation of the Income Edge” at page 39 for a discussion of the tax consequences of the Income Edge.

PHL Variable will offer the Income Edge through VP Distributors, Inc. (“VP Distributors”), which is the principal underwriter. The Income Edge is offered only to LCM investment advisory clients. Prospective purchasers may apply to purchase an Income Edge only through a LCM affiliated broker-dealer. A LCM affiliated broker-dealer has entered into a selling agreement with VP Distributors in order to offer the Income Edge to investment advisory clients of LCM.

PHL Variable Insurance Company
One American Row PO Box 5056 Hartford, CT 06102-5056
Tel. 800/866-0753

Prospectus dated April 30, 2010

Heading		Page

Phoenix Guaranteed Income Edge		4
Summary of the Certificate		4
1.	How Does the Income Edge Work?	5
2.	What Does the Income Edge Cost?	7
3.	How is the Income Edge Fee Percentage for my Certificate Determined?	8
4.	Additional Fees Related to your LIS[2] Program and the Funds Held in your Account	8
Incorporation of Certain Documents by Reference		9
Risk Factors		9
1.	Purchasing a Income Edge	15
	How Do You Purchase A Income Edge?	15
	What If You Want To Purchase A Income Edge For Your Individual Retirement Account?	15
2.	How Does Your Income Edge Work?	16
3.	Lockwood Capital Management and Lockwood Investment Strategies	16
	About LCM	16
	About LIS[2]	16
	How Does the Income Edge Relate To Your LIS[2] Account?	19
	How Will LCM Manage Your Investments in the Account if You Purchase a Income Edge?	19
	What Happens if LCM Manages Your Account in a Manner Unacceptable to Us?	20
	What Happens if Your Contributions, Withdrawals or Other Actions Cause the Investments in Your Account to Fall Outside the Permitted Ranges?	20
	What Happens if the Value of Your Account Is Too Low for LCM to Invest within the Permitted Ranges?	20
	Why Will Your Guarantee Terminate if LCM Does Not Manage Your Account Within the Permitted Ranges?	21
4.	Annual Income Edge Fee	21
5.	Withdrawals From Your Account	24
	How Do You Structure Withdrawals From Your Account?	24
	How Do You Know When You Have Reached Your “Retirement Income Date” and Can Start Taking Permissible Withdrawals That Will Not Reduce the Potential Benefit of Your Income Edge?	25
	How Much Should You Withdraw From Your Account Each Year?	25
	How Do You Calculate How Much You Have Left To Withdraw In Any Calendar Year Without Reducing Your Retirement Income Base?	26
	Withdrawals Prior to the Retirement Income Date	26
	Withdrawals On or After the Retirement Income Date	27
	The Importance of Managing Your Withdrawals	28
	The Importance of Considering When to Start Making Withdrawals	28
6.	Retirement Income Amount	28
	How Is Your “Retirement Income Amount” Calculated?	28
	Can Your Retirement Income Amount Decrease?	29
	Can Your Retirement Income Amount Increase?	29
7.	Increases In Your Retirement Income Base	29
	Increases From Additional Contributions To Your Account	29
	Increases As A Result Of The Annual Optional Increase	34
Income Edge Payments On or After the Retirement Income Date
Payments After The Account Value Is Reduced to $0
	If Your Account Value is Reduced To $0 As A Result of Withdrawals Within The Limits Of The Income Edge And/Or Poor Investment Performance, How Are Your Continuing Income Payments Calculated?	36
	What If You Die Before Your Account Investments Are Reduced to $0?	36
General Information		36
Determining Whether an Income Edge Is Right for You		36
Divorce of Joint Spousal Owners of an Income Edge		37
Miscellaneous Provisions		39
	Periodic Communications to Income Edge Owners	39
	Amendments to an Income Edge certificate	39
	Assignments	39

Phoenix Guaranteed Income Edge

Certain terms used in this prospectus have specific and important meanings. We have capitalized these terms, and explained what each term means when it is first used in this prospectus. To help you locate the explanation of a defined term in case you need to refer back to that explanation as you read through this prospectus, there is a list in the back of this prospectus of all of the defined terms and the page on which the meaning of each term is first explained. “Income Edge” or “Income Edge certificate” means the Phoenix Guaranteed Income Edge certificate described in this prospectus. The group contract is issued to LCM, while the Income Edge certificates are issued to clients of LCM who elect to purchase the Income Edge.

“We” or “us” means PHL Variable. “You” or “your” means the owner (or, if applicable, the joint spousal owners) of an Income Edge certificate described in this prospectus.

It is important for you to understand how the Income Edge works and your rights and obligations under the Income Edge. We have tried to anticipate some of the questions you may have when reading the prospectus. You will find these questions and corresponding explanations throughout the prospectus.

Summary of the Income Edge

The following is a summary of the Income Edge. You should read the entire prospectus.

The Income Edge is an insurance certificate (“insurance certificate” is another term for “insurance policy”). The Income Edge is designed to provide income protection to investment advisory clients of LCM who have selected the LIS2 Program, a discretionary asset management program offered by LCM, for management of their account assets. (Effective May 17, 2010, LCM will merge with and into Lockwood Advisors, Inc., another investment advisor registered with the Securities and Exchange Commission having the same ultimate parent as LCM. On and after May 17, 2010, references in this prospectus to LCM shall mean Lockwood Advisors, Inc.) There are three model portfolios eligible for use with the Income Edge. These model portfolios are referred to as “asset allocation strategies” in the certificates. If you purchase an Income Edge, your assets will be invested in accordance with the model portfolio you select. Through the LIS2 Program, LCM offers three asset allocation strategies. Investments from various asset categories, such as stocks, bonds, and cash, comprise model portfolios corresponding to the directive of the asset allocation strategies. For example, an asset allocation strategy could require a model portfolio to contain 60% equity investments and 40% fixed income investments to achieve particular objectives regarding factors including risk versus return and current income versus investment growth. There are currently three model portfolios corresponding to the three asset allocation strategies available through the LIS2 Program (we refer to these models in this prospectus as the “Model Portfolios”).

The amount you initially invest under the LIS 2 Program, as well as any subsequent investments you are permitted to make, will be invested in accordance with the asset allocation strategy corresponding to the Model Portfolio you choose. (Each investment you make under the LIS2 Program is called a “Contribution.” If you make Contributions after your initial Contribution, these are referred to in this prospectus as “Additional Contributions.”) Your Contributions will be invested in shares of mutual funds, including exchange traded funds or “ETFs” (see “About the Model Portfolios” later in this prospectus for a description of ETFs). The fund shares purchased by your Contributions, together with any cash or cash equivalent investments (collectively, these are referred to in this prospectus as the “assets”) will be held in a brokerage account for the LIS2 Program. This brokerage account is referred to in this prospectus as your “Account” and the assets that are invested in accordance with a Model Portfolio are referred to as “Covered Assets.” The value of the assets in your Account that are invested in accordance with a Model Portfolio is referred to as your “Account Value” in this prospectus. The Income Edge is designed for LCM clients who intend to use the assets in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

LCM offers the Accounts through unaffiliated registered representatives, investment adviser representatives, financial advisors and other investment professionals (“Financial Advisors”). The Financial Advisors assist clients in analyzing whether LIS2 is an appropriate investment advisory product and determining which investment style is appropriate for the client. The Financial Advisors are not permitted to provide you with advice regarding the Income Edge. However, Financial Advisors are permitted to arrange for you to discuss the Income Edge with representatives from the LCM affiliated broker-dealer who are licensed to talk about whether the Income Edge is appropriate for you and to answer your questions.

Subject to certain conditions, the Income Edge ensures predictable lifetime income payments by providing continuing income payments if your Account Value is reduced to $0 by Withdrawals (if such Withdrawals are limited in accordance with the terms of the Income Edge certificate) and/or poor investment performance while you (or, if you have purchased the Income Edge to provide income payments for the lives of you and your spouse, the “Spousal Income Guarantee,” you or your spouse) are living. The conditions to which the Income Edge is subject include the requirement to invest Account assets in accordance with the investment limitations for the Model Portfolio you selected. Additionally, Withdrawals from the Account must be limited in accordance with the terms of the Income Edge certificate. The sale, transfer or exchange of Covered Assets out of your Account to provide an amount of cash you request or that is requested on your behalf, or to pay the Financial Advisor Fee (this fee is defined in the paragraph immediately below) when this fee exceeds 1.00% of your Account Value in any calendar year, are “Withdrawals” for the purposes of the Income Edge.

There is an annual fee for the Income Edge. The Income Edge fee is in addition to the fee that you pay to have your assets managed under the LIS2 Program (the “LIS2 Program Fee”) and the fee that you pay to your individual Financial Advisor (the “Financial Advisor Fee”). There is a $250,000 minimum investment required to participate in the LIS2 Program.

1. How Does the Income Edge Work?

The Income Edge provides continuing lifetime income payments if your Account Value is reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance while you (or, if you have purchased the Spousal Income Guarantee, you or your spouse) are living.

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It is important to note that the Income Edge has no cash value. Rather, you own the assets in your Account. The assets in your Account are shares of registered mutual funds, including ETFs, which are valued in accordance with applicable law each day the New York Stock Exchange is open for regular trading. Each such day is a “Business Day” for purposes of the Income Edge.

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You can apply to purchase an Income Edge when you elect the LIS[2] Program for your Account or any time thereafter. The Income Edge certificate is an insurance policy we offer that is separate and distinct from the LIS[2] Program offered by LCM. Accordingly, you and your Financial Advisor must complete two different sets of paperwork, including completing and signing an application form (the “Application”) and reviewing and signing certain disclosure documents. (In some states, you are not required to complete an application form for the Income Edge; instead, we use an “enrollment form” to obtain the information we need to determine whether to issue you an Income Edge certificate. When we refer to the “Application” in this prospectus, we intend for that term to include the applicable enrollment form in states where an enrollment form is used instead of an Application.)

We evaluate the information in your Application to decide whether to issue you an Income Edge. This process is referred to in this prospectus as the “Application Process.” If after the Application Process we issue an Income Edge to you, the Business Day we issue your certificate is the “Certificate Effective Date.” We issue certificates on every Business Day, except when we are closed on a particular Business Day.

On the Certificate Effective Date we establish a “Retirement Income Base” for you that is then used to determine the amount of benefits, if any, you will receive under your Income Edge. The amount of your initial Retirement Income Base is your Account Value on the Certificate Effective Date. If LCM reviews and approves your application to participate in the LIS2 Program and invests your initial Contribution that establishes your initial Account Value before we complete the Application Process for your Income Edge certificate, your initial Account Value may be different than the amount of your initial Retirement Income Base due to intervening changes in the Account Value because of market performance and/or Additional Contributions to, or Withdrawals from, your Account. Your Income Edge certificate could be issued after your initial Account Value is calculated due to the following reasons:

•	information in your Application for the Income Edge is incomplete and the Application Process is delayed while we attempt to obtain the missing information,

•	the amount of your Account Value exceeds $5 million and therefore we require additional time to approve your Application for an Income Edge certificate, or

•

you previously had an Income Edge related to your Account that you chose to terminate, and you then applied for and we issued a new Income Edge related to your Account. You must wait at least 90 days from the date you terminated an Income Edge to apply for a new Income Edge related to the same Account.

Additionally, there is a risk that the first deduction of the LIS2 Program Fee and the Financial Advisor Fee (collectively, the “LIS2 Inception Fee”) will be deducted from your Account before the Certificate Effective Date and therefore your Retirement Income Base will be less than the dollar amount of your initial Contribution into your Account. We therefore recommend funding your Account with cash no more than three Business Days prior to the fifteenth day of the month, in which case the LIS2 Inception Fee will be taken from your Account Value after the Certificate Effective Date.

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The amount of your Retirement Income Base may change over time based on the amount and timing of Withdrawals; it may also change depending on whether you make Additional Contributions to your Account, or exercise the Annual Optional Increase (this feature, which is more fully described below, is provided by the Income Edge on each anniversary of the Certificate Effective Date, referred to in this prospectus as the “Certificate Anniversary Date,” and, in certain circumstances will increase the Retirement Income Base to equal the current Account Value). The effect of each of these factors on the Retirement Income Base is further described in later sections of this prospectus, including “Withdrawals from Your Account,” “Increases from Additional Contributions to Your Account” and “Increases As A Result of the Annual Optional Increase,” respectively.

❖	There are certain restrictions regarding the amount and timing of Withdrawals. Withdrawals may also have tax consequences.

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As described below, in addition to reducing your Account Value, certain Withdrawals may reduce the amount of benefits, if any, you will receive under your Income Edge or cause it to terminate. These Withdrawals are called “Excess Withdrawals.” The following Withdrawals are considered “Excess Withdrawals:”

•

Any Withdrawal before the “Retirement Income Date,” which is the later of the Certificate Effective Date or your 65th birthday (or, if you own your certificate jointly with your spouse, the younger spouse’s 65th birthday);

•

Any Withdrawal in excess of an amount we call the “Retirement Income Amount” during any calendar year on or after the Retirement Income Date. Your Retirement Income Amount is 5% of your Retirement Income Base. If your certificate was issued as a traditional Individual Retirement Account or “IRA” and the required minimum distribution is a greater amount, withdrawing the required minimum distribution amount from your Account will not be considered an Excess Withdrawal. (See “Taxation of the Income Edge” for information about the required minimum distribution.)

❖	Excess Withdrawals may reduce the amount of benefits, if any, you will receive under your Income Edge for the following reason:

•

Excess Withdrawals reduce the Retirement Income Base in the same proportion as the Account Value is reduced by the Withdrawal. As a result, when the Account Value is less than the Retirement Income Base at the time of an Excess Withdrawal, the dollar amount by which the Retirement Income Base is reduced will be greater than the dollar amount by which the Account Value is reduced. Excess Withdrawals that reduce your Account Value to $0 will cause your Income Edge to terminate.

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Withdrawals that are not Excess Withdrawals and accordingly do not decrease the Retirement Income Base when taken may limit the increase to your Retirement Income Base that would otherwise result from Additional Contributions to your Account. Prior to the Retirement Income Date, you cannot take any Withdrawals without reducing the Retirement Income Base. As a result, Additional Contributions you make to your Account prior to the Retirement Income Date will increase the Retirement Income Base dollar for dollar. On or after the Retirement Income Date, Withdrawals that do not reduce the Retirement Income Base when taken, (e.g. not Excess Withdrawals) including a Withdrawal of the Retirement Income Amount, may reduce the amount of an increase to the Retirement Income Base resulting from a subsequent Additional Contribution, and any such Withdrawal may impact more than one subsequent Additional Contribution. (See “Increases to Your Retirement Income Base” later in this prospectus.)

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To obtain the maximum potential benefit from your Income Edge under your specific circumstances, you should consider whether to wait until the Retirement Income Date to begin taking Withdrawals and thereafter limit your annual Withdrawals to your Retirement Income Amount, or required minimum distribution, if greater, during any calendar year. We will send you a notice each year showing your Retirement Income Amount and, if applicable, your required minimum distribution. For purposes of calculating the Retirement Income Amount in the annual notices, we assume that the amount of the Financial Advisor Fee does not exceed 1.00% of your current Account Value, in which case the deduction of such fees from your Account Value would not be considered a Withdrawal. If the Covered Assets withdrawn to pay the Financial Advisor Fee exceed 1.00% of the Account Value in a calendar year, the amount in excess of 1.00% of Account Value in a calendar year is a Withdrawal and, depending on your circumstances, all or a portion of such fee(s) could be an Excess Withdrawal that would immediately reduce your Retirement Income Base and will reduce the Retirement Income Amount in subsequent years, assuming the Retirement Income Base does not increase prior to the time the Retirement Income Amount is recalculated.

❖	Withdrawals from an Account that is an IRA may be subject to Federal tax consequences. You should consult a tax advisor before taking any Withdrawal from your IRA.

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In the event that your Account Value is reduced to $0 by Withdrawals on or after the Retirement Income Date (within the limits of the certificate) and/or poor investment performance, before or after the Retirement Income Date, PHL Variable will provide you with lifetime income payments in the amount of 5% of the Retirement Income Base each calendar year, until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die.

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Lifetime income payments under your Income Edge are “contingent” because they are triggered only if Withdrawals (within the limits of the certificate) and/or poor investment performance, reduce your Account Value to $0 within your lifetime (or, if you have purchased the Spousal Income Guarantee, you and your spouse’s lifetimes). If this contingency does not occur, you will never receive any payments from us and your Income Edge will have no value.

Example:

A hypothetical illustration of how the Income Edge works is provided below. Detailed examples using specific assumptions about fees and patterns of Withdrawals and/or Additional Contributions are provided throughout this prospectus.

This illustration makes the following assumptions:

•

Your Account is not an IRA. You are 55 years old. You will be the sole owner of the Account. Your Income Edge is issued on the same Business Day that your initial Account Value was calculated so that your Retirement Income Base equals your Account Value on the Certificate Effective Date. On the Certificate Effective Date your Account Value is $500,000, so your Retirement Income Base will equal $500,000. You do not make Additional Contributions to your Account after the Certificate Effective Date.

•

You wait ten years until you reach your Retirement Income Date to make any requests for Withdrawals from the Account. There are no other Withdrawals (as that term is defined for purposes of the Income Edge) from the Account during this ten-year period. Your Account Value appreciates over this ten-year period, but because you do not make any Additional Contributions to your Account or exercise the Annual Optional Increase that would otherwise occur on any Certificate Anniversary Date, your Retirement Income Base remains at $500,000. You begin taking annual Withdrawals from your Account in the amount of $25,000, which is your Retirement Income Amount under the Income Edge. (In any calendar year on or after the Retirement Income Date, your Retirement Income Amount is equal to 5% of your Retirement Income Base and represents the maximum amount that may be withdrawn in that calendar year without reducing your Retirement Income Base.) You continue to take annual Withdrawals from your Account of $25,000 a year until you are 85 years old, by which time you have completely liquidated your Account due to the combined impact of the annual Withdrawal of the Retirement Income Amount and a prolonged market downturn. Although your Account Value has been reduced to $0, your annual income payments of $25,000 continue because we begin paying you lifetime income payments equal to your Retirement Income Amount of 5% of the Retirement Income Base. These payments continue until your death which, for purposes of this illustration, is assumed to be at age 95.

The sample illustration above uses age 55 as the age at purchase. You should note that a younger Income Edge purchaser (i.e., one who is under the age of 65) will pay more in Income Edge fees over the lifetime of the certificate for the same potential benefits received by an older Income Edge purchaser.

2. What Does the Income Edge Cost?

When you purchase your Income Edge you are required to pay the annual Income Edge fee that is payable, quarterly in advance, to us on the first day of each calendar quarter. The deduction of your Income Edge fee from your Account Value is not considered a Withdrawal for purposes of the Income Edge. When you purchase a certificate, the Income Edge fee is charged to your Account on the Certificate Effective Date, prorated based on the number of days remaining in the calendar quarter. LCM will deduct the Income Edge fee from your Account on a pro-rata basis from the Account investments. The LIS2 Program Fee and the Financial Advisor Fee for the quarter in which you begin participating in the LIS2 Program and your Account is established are assessed quarterly in advance (see “Additional Fees Related to your LIS2 Program and Funds Held in your Account” below). There are two versions of the Income Edge: the Individual Income Guarantee and the Spousal Income Guarantee. If you and your spouse jointly purchase an Income Edge, you will be charged the fee for the Spousal Income Guarantee, which is generally higher than the fee for the Individual Income Guarantee. The Income Edge fee is payable for so long as your certificate is in effect and your Account Value is greater than $0.

Generally, the Income Edge fee (which is calculated quarterly as a percentage of Retirement Income Base) depends on the Model Portfolio in which your Account is invested and whether your certificate was issued as an Individual Income Guarantee or a Spousal Income Guarantee. The current Income Edge fee percentages for each Model Portfolio, on an annual basis, are:

	Current Annual Income Edge Fee Percentage			Maximum Fee
	Model A	Model B	Model C	All Models
Individual Income Guarantee	1.40%	2.00%	2.65%	5.00%
Spousal Income Guarantee	2.15%	3.00%	3.90%	5.00%

3. How is the Income Edge Fee Percentage for my Certificate Determined?

Generally, the Income Edge fee we quote during the Application Process will be the fee that applies to your certificate at issue. However, if your Application Process exceeds 40 days, the applicable Income Edge fee percentage may change during your Application Process; that is, the amount of the Income Edge fee percentage may increase during the period between when you begin the Application Process by completing an application and the Business Day on which we approve your Application and issue the certificate (i.e., the Certificate Effective Date) Accordingly, you should review the schedule page of your certificate to see the Income Edge fee percentage that will apply at issue. This fee percentage will be shown on the schedule page and will not exceed the maximum fee of 5.00%. If you are dissatisfied with the Income Edge fee percentage applicable to your certificate at any time, you may cancel the certificate by notifying us in writing. Income Edge fees are paid quarterly in advance and we will not refund any fee already taken in accordance with that schedule should you decide to cancel the certificate. If you cancel an Income Edge certificate, you cannot apply for a new Income Edge certificate related to the same Account for 90 days following cancellation of the earlier certificate.

PHL Variable could decide to change the current Income Edge fee percentage for a Model Portfolio at its discretion. Any change in the current Income Edge fee percentage would apply to certificates issued after the date of the change and, as described below, certain transactions may change the Income Edge fee percentage that applies to your certificate at certain points in time. The Income Edge fee percentage will never exceed the maximum fee of 5.00%. You can obtain information about the Income Edge fee percentages that may be in effect at any time by contacting your Financial Advisor, or the LCM affiliated broker-dealer at 1-800-208-0197, or by contacting PHL Variable at the number shown on the front of this prospectus.

If your Certificate Effective Date was December 15, 2008 or later, your Income Edge fee percentage will be reset if you make an Additional Contribution, exercise the Annual Optional Increase, or transfer your Account Value to be invested in accordance with a different Model Portfolio. Any new Income Edge fee percentage following one of those transactions will be based, fully or in part, on the Income Edge fee percentage currently in effect for the Model Portfolio in accordance with which your Account assets are invested immediately following the transaction. The new Income Edge fee percentage will apply on the first day of the following calendar quarter unless another Additional Contribution or transfer were to occur, or the Annual Optional Increase was applied to your certificate during the quarter, in which case the Income Edge fee percentage will be reset again.

If your Certificate Effective Date was earlier than December 15, 2008, the Income Edge fee percentages are 1.25% for the Individual Income Guarantee and 1.45% for the Spousal Income Guarantee, irrespective of the Model Portfolio in accordance with which your Account assets are invested. A 100% transfer to a different Model Portfolio will not cause a change in your Income Edge fee percentage. However, if you make an Additional Contribution or exercise the Annual Optional Increase, your Income Edge fee percentage will be recalculated based on the Income Edge fee percentage currently in effect for the Model Portfolio (and version of the Income Edge; individual or spousal) in accordance with which your Account assets are invested immediately following the transaction. The new Income Edge fee percentage will apply on the first day of the following calendar quarter unless another Additional Contribution were to occur, or the Annual Optional Increase was applied to your certificate during the quarter, in which case the Income Edge fee percentage will be reset again.

For a complete description of the annual Income Edge fee including the effect of transfers, Additional Contributions, and the Annual Optional Increase on the fee percentage you will be charged, see “Annual Income Edge Fee” later in this prospectus.

4. Additional Fees Related to your LIS2 Program and the Funds Held in your Account

In addition to the Income Edge fees, while your Account Value is greater than $0, the LIS2 Program Fee, the Financial Advisor Fee, and certain fees associated with the underlying mutual funds and ETFs held in your Account will be deducted from your Account Value. The LIS2 Program Fee is the fee you agree to pay LCM for managing your Account which includes the LCM advisory fee, a sponsor fee, the administrative fee, and the clearing and custody fee. The LIS2 Program Fee would also be charged for your Account in the absence of the Income Edge certificate. The Financial Advisor Fee is the fee charged by your Financial Advisor for providing you with general investment advice and would also be deducted from your Account Value in the absence of the Income Edge.

Along with the Income Edge fee, Amounts deducted from your Account Value that do not exceed 1.00% of your Account Value each calendar year to pay the Financial Advisor Fee and amounts deducted to pay the LIS2 Program Fee will not reduce your Retirement Income Base. If the Financial Advisor Fee exceeds 1.00% of your Account Value in any calendar year, the amount of the fee in excess of 1.00% in any calendar year will be considered a Withdrawal. Withdrawals can reduce your Retirement Income Base. See “Risk Factors, Withdrawals” and “Withdrawals” later in this prospectus.

For example, assume your Account Value is $500,000 and, in a particular calendar year, fees in the amount of 1.50% of your Account Value are deducted from your Account Value for your Financial Advisor Fee.

Financial Advisor Fees paid from Account Value: 1.50% x $500,000 = $7,500

Financial Advisor Fees paid from Account Value that are not treated as a Withdrawal: 1.00% x $500,000 = $5,000

Financial Advisor Fees paid from Account Value that are treated as a Withdrawal: $7,500 - $5,000 = $2,500 in excess fees

In this example, 0.50% of fees (1.50% - 1.00%) or $2,500 will be treated as a Withdrawal from your Account that may reduce the Retirement Income Base.

Additionally, the funds used in the Model Portfolios have management fees and operating expenses. You do not pay these fees and expenses directly. Instead they are reflected in each fund’s net asset value and in the price at which shares are purchased for your Account. Funds may also have other fees and charges deducted from the amount invested upon purchase or from the proceeds from the sale of fund shares upon redemption, or periodic fees deducted from the value of fund shares. These fees and charges are not considered Withdrawals for purposes of your Income Edge.

Incorporation of Certain Documents by Reference

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2009 (File Number 333-20277), and the definitive proxy statement filed by the Phoenix Companies, Inc. pursuant to Regulation 14A on March 23, 2010 (File Number 001-16517). These documents contain information about our financial results and other matters for the applicable periods. You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing to PHL Variable at: Investor Relations, One American Row, P.O. Box 5056, Hartford, CT 06102-5056, or telephoning PHL Variable at 860-403-7100. You may also access the incorporated documents at the following web pages: https://www.phoenixwm.phl.com/public/products/regulatory/index.jsp and the “Investor Relations” page of The Phoenix Companies, Inc. website at www.phoenixwm.com.

PHL Variable electronically files its Annual Report on Form 10-K, as well its Quarterly Reports on Form 10-Q, with the SEC. The Phoenix Companies, Inc. electronically files its proxy statement with the SEC. The SEC maintains a website that contains reports, information statements, and other information regarding issuers that file electronically with the SEC; the address of the website is http://www.sec.gov. The public may also read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Risk Factors

1. Investment Limitations

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The assets in your Account must be invested in accordance with the investment limitations for one of the three Model Portfolios to be covered by the Income Edge. Your Income Edge will terminate if the assets in your Account do not comply with these investment limitations. Each Model Portfolio is subject to limits on the permitted types of asset or sub-asset classes (such as Mid Cap US Equity) and the minimum and maximum percentage of total portfolio value permitted to be invested in each permitted asset or sub-asset class. We call these limits “Permitted Ranges.” The Permitted Ranges for the three Model Portfolios currently available with the certificate are shown in the later section of this prospectus called “The Current Permitted Ranges for the Model Portfolios.” Additionally, LCM has proposed and PHL Variable has agreed that certain specific mutual funds and ETFs can be used in the Model Portfolios. These specific mutual funds and ETFs, and cash, when held in accordance with the Permitted Ranges, are the “Permitted Funds.” These Permitted Ranges, and the requirement to use only Permitted Funds, apply to all assets in the Model Portfolios unless LCM proposes a change to the Permitted Ranges or the Permitted Funds and that change is accepted by PHL Variable. See “LCM and the Model Portfolios” later in this prospectus for information about the Permitted Ranges and the types of Permitted Funds. The assets in your Account could fail to satisfy these investment limitations for a variety of reasons, including reasons you, LCM, or PHL Variable do not control. These reasons include:

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you making an Additional Contribution to your Account that is not allowed as cash within the Permitted Ranges or that is not invested within the Permitted Ranges using Permitted Funds for the Model Portfolio you have elected for your Account,

•

LCM investing the assets in your Account outside the Permitted Ranges and/or Permitted Funds, and failing to bring the Account assets in line with the Permitted Ranges and/or the Permitted Funds within five Business Days after we provide notice thereof to LCM (this period is called the “Cure Period” in this prospectus), and

•

changes in the value of Account assets that cause an Account to fail to satisfy the Permitted Ranges for the chosen Model Portfolio and LCM’s failure to bring the investments in line with the Permitted Ranges within the Cure Period. Changes in the value of Account assets can occur when the value of the fund shares held in your Account increases or decreases due to market movement, when additional fund shares or cash are credited to your Account as dividends, or when fund shares are liquidated to pay fees, or to satisfy Withdrawals you request.

Regardless of the reason, if at any time 100% of your Account assets are not invested in accordance with the Permitted Ranges, using only Permitted Funds, for your chosen Model Portfolio, your Income Edge will be at risk of terminating unless LCM brings the assets in line with the investment limitations for the Model Portfolio within the period we allow. We will notify an Income Edge certificate holder whose Account is no longer in compliance with the Permitted Ranges using only Permitted Funds of this circumstance and options by mailing a notification to the certificate holder’s address on our records at least 30 days prior to terminating the certificate.

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You and/or your Financial Advisor may decide to reduce or eliminate assets in your Account and this action could terminate or reduce the benefit of your Income Edge. This may happen because, when reviewing the assets in your Account, your Financial Advisor consistent with his or her fiduciary duty to you would be required to consider changes in market conditions, such as a significant increase in the volatility of equity securities making a Model Portfolio with heavier allocation to equities inappropriate for an investor with a lower risk tolerance, and changes in your financial condition, such as an immediate need for cash, and may decide that these changes require adjustment or termination of the assets in your Account. You should carefully consider before purchasing an Income Edge certificate that:

•	if you withdraw your total Account Value prior to the Retirement Income Date, your Income Edge will terminate.

•	if, on or after the Retirement Income Date, you withdraw your total Account Value, your Income Edge will terminate unless your Retirement Income Amount is greater than your Account Value.

•

if you make Withdrawals from your Account in any amount prior to your Retirement Income Date, or, in an amount that exceeds the Retirement Income Amount in any calendar year on or after your Retirement Income Date, you will reduce your Retirement Income Base and the potential benefit of the Income Edge in the future.

See “Withdrawals” later in this prospectus.

❖	LCM may discontinue offering the Model Portfolios in its discretion, in which case there may not be a portfolio eligible for coverage under the Income Edge.

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The asset allocation strategies underlying the Model Portfolios eligible for Income Edge are designed to provide steady returns that limit both upside and downside potential thereby minimizing the risk to PHL Variable that your Account Value will be reduced to $0 before you die, and that PHL Variable would therefore be obligated to begin making lifetime income payments to you (subject to the conditions described in this prospectus). Accordingly, a significant risk against which the Income Edge protects, i.e., that your Account Value will be reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance and that you live beyond the age when your Account Value is reduced to $0, may be minimal.

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Because the asset allocation strategies and the limits on the amount of Withdrawals you may make annually without reducing your Retirement Income Base lessen the risk that your Account Value will be reduced to $0 while you are still alive, there is a low probability that we will be required to make any payments to you under your Income Edge.

2. Lifetime Income Payments

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The Income Edge is designed to protect you from outliving the assets in your Account. If you terminate the Income Edge, or if you (or if you have elected the Spousal Income Guarantee, you and your spouse) die before your Account Value is reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance, neither you nor your estate will receive any payments from us under your Income Edge, nor will your Income Edge provide for any cash value build-up for income payments.

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If your Account Value is reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance while you, or if you have purchased the Spousal Income Guarantee, you and/or your spouse are living, and you therefore receive lifetime income payments from us under your Income Edge, there is a risk that the total amount of the lifetime income payments you receive will be less than the total Income Edge fees you have paid. Since you must also pay fees for the assets in your Account to be covered by the Income Edge, namely the LIS[2] Program Fee, the Financial Advisor Fee, and any fees charged directly by the funds or ETFs used in the Model Portfolio you have elected, the risk that such fees could exceed the total amount of lifetime income payments we could be obligated to pay under the terms of the certificate is increased.

3. Tax Consequences

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The Income Edge is novel and innovative. The Internal Revenue Service has issued a ruling to PHL Variable Insurance Company indicating that the Income Edge certificate will be treated as an annuity contract under the Internal Revenue Code. In addition, the Internal Revenue Service has also issued rulings concerning the tax treatment to an individual investor relative to the certificate and to Account assets. These rulings provide, in substance, that the certificate will be treated as an annuity contract and that the income tax treatment of the Account is unaffected by the existence of Income Edge. Accordingly, we will treat any Income Edge payments made to you after your Account Value has been reduced to $0 as ordinary income to you that is taxable to the extent provided under the income tax rules for annuities. See “Taxation of the Income Edge” later in this prospectus.

4. Financial Strength of PHL Variable Insurance Company

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The Income Edge is not a separate account product. This means that the assets at PHL Variable Insurance Company supporting the Income Edge are not held in a segregated account for the exclusive benefit of Income Edge certificate owners and are not insulated from the claims of PHL Variable’s third party creditors. Your lifetime income payments (if any) will be paid from our general account and, therefore, are subject to our claims paying ability. Under Connecticut law, life insurance companies, including PHL Variable, are required to hold a specified amount of reserves in order to meet the contractual obligations of their general account to contract owners. State insurance regulators also require life insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that an insurer could incur as the result of its own investment of its general account assets, which could include bonds, mortgages, general real estate investments, and stocks. If your Account Value is reduced to $0 such that lifetime income payments would be due under the terms of the certificate and, at that time, PHL Variable’s general account was not able to make the lifetime income payments provided by the certificate, you would be treated as a general creditor of PHL Variable and may not obtain the benefit from the certificate. No fees paid for the certificate would be refunded.

The financial strength of PHL Variable Insurance Company is currently rated by four nationally recognized statistical rating organizations (“NRSRO”). These NRSROs are A.M. Best, S&P, Moody’s and Fitch (we do not provide nonpublic information to Fitch). The NRSRO ratings are not specific to the Income Edge certificate and your lifetime income payments, if any, and may change over time. Useful information about PHL Variable’s financial strength, including our current financial strength ratings and information on our general account portfolio of investments can be found on our website (www.Phoenixwm.com). Additionally, you may obtain information on our financial condition and our financial strength ratings by reviewing our reports to the SEC on Forms 10-K, 10-Q and 8-K, as well as the definitive proxy statement filed with the SEC by The Phoenix Companies, Inc., including those reports which are incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference,” previously in this prospectus. PHL Variable’s financial strength ratings do not apply to the Account or to any investments held in the Account.

5. Increases To Your Retirement Income Base

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Your Retirement Income Base does not automatically increase when the assets (e.g. fund shares) in your Account appreciate in value. Your Retirement Income Base only increases if you make Additional Contributions to your Account (and have not made any Withdrawals from your Account that did not immediately reduce your Retirement Income Base) or you exercise the Annual Optional Increase on a Certificate Anniversary Date (and potentially thereafter pay higher Income Edge fees). Therefore, there is a risk that your Retirement Income Base will not increase while you own your Income Edge. See “Increases in Your Retirement Income Base” later in this prospectus.

6. Withdrawals

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If you make any Withdrawals from your Account before your Retirement Income Date, or you make Withdrawals on or after your Retirement Income Date that exceed your Retirement Income Amount (or, if your certificate was issued as a traditional IRA, the required minimum distribution, if greater), the amount of lifetime income payments that you could receive under your Income Edge, if any, may be reduced. We consider these Withdrawals “Excess Withdrawals.” Accordingly, Withdrawals must be carefully managed to avoid decreasing the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interest. However, due to the long-term nature of the Income Edge, there is a risk that you may need funds prior to your Retirement Income Date, or in an amount in excess of your Retirement Income Amount (or, if your certificate was issued as a traditional IRA, the required minimum distribution, if greater), on or after your Retirement Income Date, and that if you do not have sources of income other than your Account available, you may need to make Withdrawals from your Account that will reduce the amount of any lifetime income payments you may receive under your Income Edge. You should carefully monitor your Retirement Income Base at all times as well as the amount of any Withdrawals. You may call the LCM affiliated broker-dealer at 1-800-208-0197 for information about your Retirement Income Base and Retirement Income Amount.

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As noted above, you may have certain needs for Withdrawals from your Account. Additionally, you may choose to take Withdrawals from your Account if you become dissatisfied with the asset allocation strategies and/or Model Portfolios available, or you may choose to take Withdrawals for other reasons. Regardless of the reason, if these Withdrawals are Excess Withdrawals, the amount of lifetime income payments that you could receive under your Income Edge, if any, may be reduced. See “Withdrawals from Your Account” later in this prospectus. In addition, such Withdrawals may have tax consequences. See “Taxation of the Income Edge” later in this prospectus for a discussion of the tax consequences of the Income Edge.

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You may take Withdrawals from your Account at any time and in any amount. As with any investment account, you must liquidate investments to provide for Withdrawals and Withdrawals may have tax consequences. As described below, certain Withdrawals can negatively affect your Income Edge or cause it to terminate. We call these Withdrawals “Excess Withdrawals.” The following Withdrawals are considered “Excess Withdrawals:”

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Any Withdrawal before the “Retirement Income Date”, which is the later of the Certificate Effective Date or your 65th birthday (or, if you own your certificate jointly with your spouse, the younger spouse’s 65th birthday);

•

Any Withdrawal in excess of the Retirement Income Amount during any calendar year on or after the Retirement Income Date. Your Retirement Income Amount is 5% of your Retirement Income Base. If your certificate was issued as a traditional IRA and the required minimum distribution attributable to your Account Value is a greater amount, withdrawing the required minimum distribution amount from your Account will not be considered an Excess Withdrawal.

For example, assume your certificate was issued as a traditional IRA and you are currently over 70 1/2 years old so your IRA has a required minimum distribution. In a given calendar year, assume your Retirement Income Amount is $25,000 and your required minimum distribution attributable to your Account Value is $35,000. You make a Withdrawal of $30,000. Even though the Withdrawal exceeds the Retirement Income Amount, it is less than the required minimum distribution so it does not affect your Retirement Income Base. See “Taxation of the Income Edge” for information about the required minimum distribution.

❖	Excess Withdrawals negatively affect your certificate in the following ways:

•

Excess Withdrawals reduce the Retirement Income Base. Excess Withdrawals reduce the Retirement Income Base in the same proportion as the Account Value is reduced by the Withdrawal. As a result, when the Account Value is less than the Retirement Income Base at the time an Excess Withdrawal is taken, the Retirement Income Base will be reduced by more than the dollar amount of the Withdrawal.

•

Excess Withdrawals that reduce your Account Value to $0 will cause your Income Edge to terminate. Stated differently, if any Withdrawal prior to the Retirement Income Date reduces your Account Value to $0, your Retirement Income Base reduces to $0 and your Income Edge will terminate. If a Withdrawal after the Retirement Income Date in excess of the Retirement Income Amount, or for certificates issued as traditional IRAs, the required minimum distribution, if greater, reduces your Account Value to $0, your Retirement Income Base will be reduced to $0 and your Income Edge will terminate.

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Withdrawals from your Account can also limit the increase to your Retirement Income Base that would otherwise result from Additional Contributions to your Account. Additional Contributions prior to the Retirement Income Date will increase the Retirement Income Base dollar for dollar. On or after the Retirement Income Date, Withdrawals that do not reduce the Retirement Income Base when taken (e.g. not Excess Withdrawals), including a Withdrawal of the Retirement Income Amount, may reduce the amount of an increase to the Retirement Income Base resulting from a subsequent Additional Contribution to the Account and any such Withdrawal may impact more than one subsequent Additional Contribution. See “Increases to Your Retirement Income Base” later in this prospectus.

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Deductions are made from your Account Value to pay the Income Edge fee, the LIS[2] Program Fee, and the Financial Advisor Fee. Deductions to pay the Income Edge fee and the LIS[2] Program Fee are not Withdrawals for purposes of the Income Edge. Deductions from your Account Value to pay the amount of the Financial Advisor Fee that exceeds 1.00% in any calendar year are Withdrawals for purposes of the Income Edge. See “Summary, Additional Fees Related to Your LIS[2] Program and the Funds Held in your Account” earlier in this prospectus for an example. The LIS[2] Program Fee is the fee charged for the Account and would be charged even in the absence of the Income Edge certificate. For more information on the LIS[2] Program Fee, please see the LCM Form ADV Part II Brochure. The LCM Form ADV Part II Brochure may be obtained by writing to LCM at 10 Valley Stream Parkway, Malvern, PA 19355 or by calling 1-800-200-3033. The Financial Advisor Fee is the asset-based fee paid to your Financial Advisor for providing you general investment advice and would be charged even in the absence of the Income Edge certificate. Deductions from Account Value for the portion of the Financial Advisor Fee that exceeds 1.00% of Account Value in any calendar year before the Retirement Income Date are Excess Withdrawals. Deductions from Account Value for the portion of the Financial Advisor Fee that exceeds 1.00% of Account Value in any calendar year on or after the Retirement Income Date will be Excess Withdrawals if the cumulative amount of Withdrawals, including these deductions, in a calendar year exceeds the Retirement Income Amount in that calendar year. Any Excess Withdrawals reduce the Retirement Income Base.

❖	You should note that there is no provision under the Income Edge to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to Withdrawals.

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Your certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any Withdrawals or other factors affecting your Account Value. You should consider your ability to monitor factors affecting your Account Value, such as deductions to pay the LIS[2] Program Fee and the Financial Advisor Fee and Withdrawals you schedule or request before you purchase the Income Edge, and should carefully monitor that activity after you purchase the certificate.

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On or after the Retirement Income Date, the longer you wait to start making Withdrawals from your Account, the less likely it is that you will benefit from your Income Edge because of decreasing life expectancy. Conversely, the longer you wait to begin making Withdrawals, the more opportunities you will have to take advantage of any appreciation of your Account Value by exercising an Annual Optional Increase and locking in a higher Retirement Income Base (exercising an Annual Optional Increase may increase your Retirement Income Base and result in a higher Income Edge fee). You should, of course, carefully consider when to begin making Withdrawals, but there is a risk that you will not begin making Withdrawals at the most financially beneficial time for you.

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If, on or after the Retirement Income Date, you make Withdrawals in an aggregate amount less than the entire Retirement Income Amount in any calendar year, you ARE NOT permitted to increase the Retirement Income Amount in the next calendar year by the amount not withdrawn in the prior calendar year.

7. Timing Issues

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When you first purchase your Income Edge, the Retirement Income Base is determined on the fifteenth day of the month or the next Business Day thereafter if the fifteenth day falls on a weekend or is a holiday, after (i) you open and deposit cash or assets LCM determines comply with the Permitted Funds into your Account AND (ii) your Income Edge Application is accepted by us. Covered Assets are Account assets that are invested in accordance with one of the Model Portfolios. Additionally, the determination of your Retirement Income Base may be delayed if your Application is incomplete, or your Account Value is greater than $5,000,000, in which case our administrative rules require additional review prior to acceptance. There is a risk that the value of your initial contribution into your Account will decrease before the Income Edge Certificate Effective Date and therefore your Retirement Income Base will be less than the dollar amount of your initial contribution due to the timing of the Account opening process and Application Process. See “How Does the Income Edge Work?” previously in this prospectus.

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There is a risk that the first LIS[2] Inception Fee will be deducted from your Account before the Certificate Effective Date and therefore your Retirement Income Base will be less than the dollar amount of your initial Contribution into your Account. If the LIS[2] Inception Fee, however, is deducted on or after the Certificate Effective Date, then the Financial Advisor Fee up to 1.00% of your Account Value will not be treated as Withdrawals under the Income Edge certificate and will not reduce your Retirement Income Base. We therefore recommend funding your Account with cash no more than three Business Days prior to the fifteenth day of the month, in which case the LIS[2] Inception Fee will be taken after the Certificate Effective Date.

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If you make Additional Contributions of assets after your Certificate Effective Date and the assets are not Covered Assets, then these assets will not be eligible for the Income Edge as an Additional Contribution until they are Covered Assets which must be within the Liquidation Period. The Liquidation Period is the period within which you will be required to liquidate the assets and reinvest the proceeds as necessary so that they are Covered Assets or transfer the assets out of the Account. The Liquidation Period is currently thirty calendar days. If LCM determines that the assets cannot be Covered Assets then the assets will be liquidated and the proceeds refunded to the client or remain in the Account and not be eligible for the Income Edge. If you make an Additional Contribution to your Account in cash, that Additional Contribution must be allowed to remain as cash in the Model Portfolio you have elected or be invested in accordance with the Permitted Ranges for the Model Portfolio you have elected by the end of the Cure Period.

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If you purchase an Income Edge and your Account Value decreases to $0 solely due to poor market performance prior to the Retirement Income Date, we are not required to begin making lifetime payments (if any) to you until one month after your Retirement Income Date. If you (or, if you have purchased the Spousal Income Guarantee, both you and your surviving spouse) die before the Retirement Income Date, your Income Edge will terminate and you will receive no lifetime income payments from us and your Income Edge will terminate without any value.

8. Income Edge Fee and other Account Fees

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There is a risk that the Income Edge fee percentage that will be applied to any increases in your Retirement Income Base resulting from Additional Contributions to your Account and/or the Annual Optional Increase will be a higher percentage than your current Income Edge fee percentage. If your Certificate Effective Date is December 15, 2008 or later, the Income Edge fee percentage could also increase if you choose to transfer your Account assets so they are invested in accordance with a different Model Portfolio than you previously elected. The Income Edge fee for your certificate could increase if we increase the Income Edge fee percentage for a Model Portfolio. Any increased fee percentage would only apply to your certificate if you have elected the affected Model Portfolio for your Account and make an Additional Contribution to your Account or exercise an Annual Optional Increase, or if your Certificate Effective Date was on or after December 15, 2008 and you transfer your Account assets so they are invested in accordance with the affected Model Portfolio. You should carefully consider the possibility of an increased Income Edge fee before you purchase an Income Edge. The Income Edge fee percentage will not exceed 5.00% of the Retirement Income Base annually. See “How is the Income Edge Fee Percentage for my Certificate Determined” previously in this prospectus and “Annual Income Edge Fee” later in this prospectus.

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Additionally, other fees apply to your Account and reduce your Account Value. There is a risk that the deduction of the Financial Advisor Fee from your Account Value could negatively impact the potential benefit of the Income Edge. Deductions from your Account Value to pay the amount of the Financial Advisor Fee that exceeds 1.00% of Account Value in a calendar year, will be considered Withdrawals for the purposes of the Income Edge. It is possible that the Financial Advisor Fee, which is separate from the Income Edge fee and the LIS[2] Program Fee, could exceed 1.00%. See “ Additional Fees Related to your LIS[2] Program and the Funds Held in your Account” earlier in this prospectus, and “Withdrawals” later in this prospectus.

9. Divorce

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Two spouses legally married as defined under federal tax law may purchase the Spousal Income Guarantee version of the Income Edge to provide predictable lifetime income payments for the lives of both spouses by providing continuing income payments if the investments in the spouses’ jointly-owned Account are reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance before both spouses die. There is a risk that if two spouses purchase a Spousal Income Guarantee version of the Income Edge and subsequently determine to obtain a divorce, such divorce could result in a loss of part or all of the income protection provided to each spouse by the Income Edge prior to the divorce. See “Divorce of Joint Spousal Owners of an Income Edge” later in this prospectus.

10. Regulatory Protections

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The Income Edge certificates are the subject of a registration statement filed with the SEC in accordance with the Securities Act of 1933 (the “Securities Act”) and the offering of the Income Edge certificates must be conducted in accordance with the requirements of the Securities Act. We are also subject to applicable periodic reporting and other requirements imposed by the Securities Exchange Act of 1934.

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We are not an investment adviser and do not provide investment advice to you in connection with your Income Edge. Therefore, we are not governed by the Investment Advisers Act of 1940 (the “Advisers Act”), and the protections provided by the Advisers Act are not applicable with respect to our sale of the Income Edge to you. LCM is an investment adviser registered with the SEC and subject to the Advisers Act. Your Financial Advisor may also be subject to the Advisers Act if he or she is in the business of providing investment advice for a fee.

11. Using Your Account as Collateral for a Loan

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The assets in your Account are owned by you, not by us. We have no control over any of the assets in your Account and you may sell such assets at any time in your complete and sole discretion and without any permission from us. The assets in your Account are not subject to our creditors, although they can be directly attached by your creditors. In addition, you may pledge the assets in your Account as collateral for a loan. In the case of such a pledge, if the assets in your Account decrease in value, your creditor may be able to liquidate assets in your Account to pay the loan. Any such liquidation may constitute a Withdrawal from your Account and reduce your Retirement Income Base. Using the assets in your Account as collateral for a loan, therefore, may reduce the future benefit of your Income Edge or cause your Income Edge to terminate.

The Income Edge Certificate

The Income Edge is offered to advisory clients of LCM who have an Account eligible for the Income Edge. The Income Edge is designed for LCM clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

Subject to certain conditions, the Income Edge ensures predictable lifetime income payments regardless of the actual performance or value of your Account, by providing continuing income payments if your Account Value is reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance. There are limitations on the amount and timing of Withdrawals, which are discussed below. There is an annual fee for the Income Edge which is deducted from your Account quarterly in advance.

The certificate provides for certain transactions and/or events to occur. If any such transaction affects your Retirement Income Base or your Retirement Income Amount, such as certain Additional Contributions and/or Withdrawals, we use the Account Value as of the close of business for the Business Day immediately preceding the day the transaction or event occurs in calculating the changed Retirement Income Base or Retirement Income Amount. If we are not open for business on a day when a transaction or event occurs for your certificate and that transaction or event changes your Retirement Income Amount, we can advise you of the new amount as of the next Business Day we are open for business and we will provide you with notice of this amount.

When lifetime income payments under the certificate will begin depends on whether or not you have reached the Retirement Income Date at the time your Account Value is reduced to $0. If your Account Value is reduced to $0 prior to the Retirement Income Date solely as a result of poor investment performance, monthly payments will commence one month following the Retirement

Income Date. If your Account Value equals $0 on or after the Retirement Income Date as a result of Withdrawals (within the limits of the certificate) and/or poor investment performance, monthly payments will commence one month following the date your Account Value reduces to $0.

1.	Purchasing an Income Edge

How Do You Purchase An Income Edge?

You can purchase an Income Edge when you open your Account or at any time thereafter prior to age 85 (or, if applicable, when each spouse is below age 85). If you had a certificate with your Account and chose to terminate it, you must wait at least 90 days following the termination to purchase another certificate on the same Account. You may apply to purchase an Income Edge through the LCM affiliated broker-dealer by completing an Application. An Application for an Income Edge covering an Account over $5 million is subject to additional review by us before we issue a certificate. We may determine not to issue an Income Edge for any reason, at our sole discretion. If your Application Process is successfully completed, we will issue an Income Edge certificate to you describing your rights and obligations. The Income Edge certificate is in the form of an individual certificate provided under a group annuity contract issued by PHL Variable. The Income Edge is not available in all states.

There are two versions of the Income Edge: the Individual Income Guarantee and the Spousal Income Guarantee.

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The Individual Income Guarantee provides predictable lifetime income payments to you regardless of the actual performance or value of your Account assets by providing continuing income payments if the assets in your Account are reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance before you die.

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The Spousal Income Guarantee provides predictable lifetime income payments for both you and your spouse by providing continuing income payments if the assets in your Account are reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor market performance before both you and your spouse die.

❖	When you apply to purchase an Income Edge, you must indicate whether you want the Individual Income Guarantee or the Spousal Income Guarantee.

❖	Any owner of the Income Edge must be an owner of the Account.

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If you elect the Individual Income Guarantee, there can be only one owner of the Income Edge and that owner must be a natural person, unless the Income Edge is purchased by an IRA. For purposes of the Individual Income Guarantee, the Retirement Income Date is the later of your Certificate Effective Date or your 65th birthday.

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If you elect the Spousal Income Guarantee, both owners must be married spouses as defined under Federal tax law. Federal law defines “spouse” under the Defense of Marriage Act, as a man or a woman legally joined. Under this Act, neither individuals married under State or foreign laws that permit a marriage between two men or two women nor individuals participating in a civil union or other like status are spouses for any federal purposes, including provisions of the Internal Revenue Code. The age of the younger spouse is used to determine when and if lifetime income payments will be paid under the Income Edge. Accordingly, the Retirement Income Date is the later of the Certificate Effective Date or the younger spouse’s 65th birthday. For example, if on the Certificate Effective Date, one spouse is age 40, while the other spouse is age 60, the Retirement Income Date would be approximately twenty-five years from the Certificate Effective Date (the youngest spouse’s 65th birthday). In the event that the younger spouse dies before his or her 65 th birthday, then the Retirement Income Date will be the older spouse’s 65th birthday. If the older spouse has already reached his or her 65th birthday, then the date of the younger spouse’s death will be set as the Retirement Income Date.

What If You Want to Purchase an Income Edge For Your Individual Retirement Account (IRA)?

You may purchase the Qualified Income Edge and select the Individual Income Guarantee for your IRA.

❖	A Qualified Income Edge is an Income Edge certificate owned by an IRA. The Qualified Income Edge is available for traditional and Roth IRAs (collectively, “IRA Accounts”).

❖

If the Income Edge certificate is purchased in connection with an IRA, you must designate the natural person for whom the IRA is established for the benefit of the Income Edge for purposes of determining Income Edge benefits. The Retirement Income Date for the Qualified Income Edge is the later of the Certificate Effective Date or the date when the natural person for whom the IRA is established reaches age 65. The Qualified Income Edge is held within the IRA Account for the benefit of the natural person for whom the IRA is established.

❖

For a Qualified Income Edge, in a traditional IRA, the required minimum distribution (RMD) for the IRA will include the value of the Qualified Income Edge. In some cases, the RMD for the Account covered by the Income Edge may be more than 5% of the Retirement Income Base. If so, Withdrawals from your Account, to meet RMD requirements will not be treated as Excess Withdrawals and, accordingly, will not reduce your Retirement Income Base. For example, assume that the Account Value covered by Income Edge is $100,000; based on your age, the RMD related to the Account Value covered by the Income Edge is computed as $5,000. This amount can be Withdrawn from the Account Value even if this $5,000 exceeds 5% of your Retirement Income Base. The RMD for traditional IRA Accounts will be calculated as of January 1 following the later of the Certificate Effective Date and the date the owner turns age 70 1/2 . Prior to the date the RMD is first calculated, the RMD is equal to $0. The RMD will be based on the Account Value on the previous December 31st. See “Taxation of the Income Edge” for information about the required minimum distribution.

❖	The Spousal Income Guarantee is not available for an IRA Account.

2. How Does Your Income Edge Work?

Your Retirement Income Base will equal your Account Value on your Certificate Effective Date. Additional Contributions of cash that you make to your Account after the Certificate Effective Date must be allowed to remain as cash in the Model Portfolio you have elected, or be invested in accordance with the Permitted Ranges, using only Permitted Funds, for the Model Portfolio you have elected by the end of the Cure Period. Additional Contributions of assets to your Account must be Covered Assets or converted to Covered Assets within the Liquidation Period. Your Retirement Income Base may or may not increase as a result of any Additional Contributions to your Account and/or the Annual Optional Increase. See “Increases in Retirement Income Base” later in this prospectus. Increases to your Retirement Income Base may increase the Income Edge Fee you will pay. See “Income Edge Fee” later in this prospectus.

On or after your Retirement Income Date, you may withdraw your Retirement Income Amount, or if your certificate was issued as a traditional IRA, your RMD, if greater, without reducing your Retirement Income Base. Of course, you may always make Withdrawals from your Account before your Retirement Income Date, or in excess of your Retirement Income Amount or, if your certificate was issued as a traditional IRA, your RMD, if greater, on or after the Retirement Income Date, but these Withdrawals are considered Excess Withdrawals under the Income Edge and, accordingly, will reduce your Retirement Income Base and your Retirement Income Amount. Additionally, any Withdrawal that is not an Excess Withdrawal, including a Withdrawal of the Retirement Income Amount on or after the Retirement Income Date, will reduce the amount by which your Retirement Income Base would otherwise increase as a result of Additional Contributions to the Account and such Withdrawals may affect more than one subsequent Additional Contribution. See “How Do You Structure Withdrawals From Your Account?” later in this prospectus.

In the event that your Account Value is reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance on or after your Retirement Income Date, we will pay the Retirement Income Amount after your Account Value reduces to $0 until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die. Under no circumstances would the payments continue to your heir or estate.

3. Lockwood Capital Management and LIS2

About LCM

LCM is an investment management company that is registered as an investment adviser with the U.S. Securities and Exchange Commission. LCM provides investment advisory services in all 50 states and, as of March 31, 2010, manages approximately $1.4 billion in client assets on a discretionary basis. LCM provides portfolio management services to individuals, trusts, corporate entities, employee benefit plans, and institutional clients. LCM provides a variety of investment advisory services to its clients, such as developing investment strategies, implementing investment strategies by selecting investment vehicles and executing portfolio transactions, monitoring client accounts by reviewing their performance and adherence to the selected strategy.

LCM offers the Accounts through unaffiliated registered representatives, investment adviser representatives, financial advisors and other investment professionals (“Financial Advisors”). The Financial Advisors assist clients in analyzing whether LIS2 is an appropriate investment advisory product and determining which investment style is appropriate for the client. The Financial Advisors are not permitted to provide you with advice regarding the Income Edge. However, Financial Advisors are permitted to arrange for you to discuss the Income Edge with representatives from the LCM affiliated broker-dealer who are licensed to talk about whether the Income Edge is appropriate for you and to answer your questions. You may also contact the LCM affiliated broker-dealer representatives by calling 1-800-208-0197. If you purchase the Income Edge, LCM will continue to provide client statements concerning Account activity, strategy and performance to your Financial Advisor, while we will send you confirmation statements solely related to the Income Edge.

About LIS 2

LIS2 is a discretionary, multi-discipline managed account product housed in a single portfolio. While LCM has investment strategies that span the risk/return spectrum, you may only participate in one of the three Model Portfolios eligible for the Income Edge that are described below. LCM may invest the LIS2 Model Portfolios that are eligible for the Income Edge in exchange-traded funds and mutual funds in accordance with the Permitted Ranges as shown in the table below and using only Permitted Funds. You may not purchase the Income Edge in connection with an account that participates in one of the non-Income Edge eligible Model Portfolios. Additionally, you should note that your Financial Advisor, in keeping with his fiduciary duty to manage your investments in your best interest, may choose to customize a portfolio for you that does not satisfy the Permitted Ranges or does not use only Permitted Funds and this choice may cause the certificate to terminate.

LCM serves as the portfolio manager for LIS2 and determines the asset allocation and specific funds for each investment style based on proprietary modeling strategies, as well as its macroeconomic outlook and investment discipline.

About the Model Portfolios

The Model Portfolios invest in mutual funds, including ETFs, and do not hold individual securities. An “ETF” is a type of pooled investment vehicle that invests in the securities of other issuers and the shares of which, unlike a traditional mutual fund, are traded on an exchange in secondary markets. An ETF may be a fund that holds a portfolio of common stocks designed to track the performance of a particular securities index, or a portfolio of bonds that may be designed to track a bond index. Each share of an ETF represents an undivided ownership interest in the portfolio held by an ETF.

There are three LIS2 Model Portfolios eligible for the Income Edge, each of which represents different levels of expected risk and return.

•

Model A—This Model Portfolio is intended to consist of approximately 60% equity investments and 40% fixed income investments. This Model Portfolio is intended for those investors concerned with capital preservation and a more conservative risk profile given the lower exposure to equities. Model A is the least aggressive Model Portfolio for the Income Edge through the LIS[2] Program.

•

Model B—This Model Portfolio is intended to consist of approximately 80% equity investments and 20% fixed income investments. This Model Portfolio has a greater exposure to equities as compared to fixed income securities and is intended for those investors who seek the greater growth potential offered by the increased equity exposure but desire some of the reduced volatility historically delivered by fixed income investments. Given this increased exposure to equities, Model B will have a more aggressive posture as compared to Model A.

•

Model C—This Model Portfolio is intended to consist of approximately 100% equity investments with no exposure to fixed income securities. This Model Portfolio is intended for those investors who want the greatest growth potential of the three Model Portfolios. Although a higher allocation to equities suggests increased volatility, historically such a position has delivered greater long-term returns. Model C is the most aggressive Model Portfolio eligible for the Income Edge through the LIS[2] program.

Each Model Portfolio is subject to maximum and minimum allocations to funds and ETFs investing primarily in various types of investments, i.e., asset classes and sub-asset classes. These limitations are the Permitted Ranges. To construct the Model Portfolios, LCM selects qualifying ETFs and other mutual funds within these asset classes in compliance with the Permitted Ranges. Subject to the Permitted Ranges, LCM may include any registered mutual fund or ETF in the Model Portfolios that has been agreed to by PHL Variable on a risk and/or cost assessment basis; however, none of these funds will be managed by an affiliate of LCM or PHL Variable. Any fund or ETF that has been accepted for use in a Model Portfolio is a Permitted Fund. To learn more about the specific funds included in a Model Portfolio, you may contact LCM at 1-800-200-3033. Additionally, the custodian for your Account will send regular brokerage statements to you that will reflect the underlying fund holdings in the LIS2 Model Portfolio you have selected.

The Income Edge is available only with portfolios that satisfy the Permitted Ranges using only Permitted Funds. You should note that your Financial Advisor, in keeping with his fiduciary duty to manage your investments in your best interest, may choose to customize a portfolio for you that does not satisfy the Permitted Ranges or does not use only Permitted Funds and this choice may cause the certificate to terminate.

The Current Permitted Ranges for the Model Portfolios

The current Permitted Ranges are set forth in the following table. LCM (subject to our right to reject any proposed change that would subject us to material additional risk or costs) may make changes to these Permitted Ranges in the future, in which case your Account’s allocations may have to be reallocated accordingly. We will inform you of any such change in writing.

Style Allocation	Permitted Ranges Percentages
	Model A		Model B		Model C
Sub-asset Class-the sub-asset classes shown below are comprised of individual funds, including exchange traded funds, and are not individual investments.	Min	Max	Min	Max	Min	Max
Large Cap US Equity	21.00	45.00	28.00	60.00	35.00	75.00
Core[1]	0.00	45.00	0.00	60.00	0.00	75.00
Value Tilt[2]	0.00	35.00	0.00	45.00	0.00	55.00
Growth Tilt[3]	0.00	10.00	0.00	15.00	0.00	20.00
Mid Cap US Equity	6.00	24.00	8.00	32.00	10.00	40.00
Core[4]	0.00	24.00	0.00	32.00	0.00	40.00
Value Tilt[5]	0.00	18.00	0.00	24.00	0.00	30.00
Growth Tilt[6]	0.00	6.00	0.00	8.00	0.00	10.00
Small Cap US Equity	5.00	18.00	10.00	24.00	15.00	30.00
Core[7]	0.00	18.00	0.00	24.00	0.00	30.00
Value Tilt[8]	0.00	14.00	0.00	18.00	0.00	22.00
Growth Tilt[9]	0.00	4.00	0.00	6.00	0.00	8.00
US REITs[10]	0.00	15.00	0.00	15.00	0.00	15.00
Non-EAFE Developed Markets	9.00	24.00	12.00	32.00	15.00	40.00
Core EAFE[1][1]	9.00	24.00	12.00	32.00	15.00	40.00
US Fixed Income	35.00	47.50	15.00	27.50	0.00	10.00
US Core Fixed Income[12]	0.00	40.00	0.00	20.00	0.00	10.00
US Shorter duration HQ/cash[13]	0.00	47.50	0.00	27.50	0.00	10.00
US Longer duration HQ14	0.00	20.00	0.00	15.00	0.00	10.00
US Corporates HQ15	0.00	40.00	0.00	20.00	0.00	10.00
Inflation Protected[16]	0.00	7.00	0.00	6.00	0.00	5.00

[1]

“Large Cap U.S. Equity Core” – An asset class that represents domestic equities that has equal allocation to both value and growth stocks, generally represented by a broad-based index such as the S&P 500® Index or the Russell 1000® Index. The S&P 500® Index is a free-float market capitalization-weighted index of 500 of the largest U.S. companies. The index is calculated on a total return basis with dividends reinvested. The index is unmanaged and not available for direct investment. The Russell 1000® measures the performance of the large-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 1000 of the largest companies based on a combination of their market cap and current index membership. The Russell 1000 represents approximately 92% of the U.S. market.

[2]

“Large Cap U.S. Equity Value Tilt” – represents holdings with a bias toward U.S. companies with large market capitalizations (typically $10 billion or more). These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors. In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.

[3]

“Large Cap U.S. Equity Growth Tilt” – represents holdings with a bias toward U.S. companies with large market capitalizations (typically $10 billion or more). These securities have the potential for long-term capital appreciation and are generally defined as securities with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.

[4]

“Mid Cap U.S. Equity Core” – An asset class that represents domestic equities that has equal allocation to both value and growth mid cap stocks which are securities that tend to have market capitalizations above $2 billion up to $10 billion. Mid cap stocks are generally represented by a broad-based index such as the Russell Mid Cap® Index. The Russell Midcap Index is a subset of the Russell 1000® Index and represents approximately 27% of the total market capitalization of the Russell 1000 companies.

[5]

“Mid Cap U.S. Value Tilt” – represents holdings with a bias toward U.S. companies with mid-cap market capitalizations (typically more than $2 billion up to $10 billion). These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors. In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.

[6]

“Mid Cap U.S. Growth Tilt” – represents holdings with a bias toward U.S. companies with mid-cap market capitalizations (typically more than $2 billion up to $10 billion). These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.

[7]

“Small Cap U.S. Equity Core” – An asset class that represents domestic equities that has equal allocation to both value and growth mid cap stocks which are companies that tend to have market capitalizations that are typically $2 billion or less. Small cap stocks are generally represented by a broad-based index such as the Russell 2000® Index. The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is a subset of the Russell 3000® Index representing approximately 8% of the total market capitalization of that index. It includes approximately 2,000 of the smallest companies based on a combination of market capitalization and current index membership.

[8]

“Small Cap U.S. Equity Value Tilt” – represents holdings with a bias toward U.S. companies with small market capitalizations (typically $2 billion or less). These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors. In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.

[9]

“Small Cap U.S. Equity Growth Tilt” – represents holdings with a bias toward U.S. companies with small market capitalizations (typically $2 billion or less). These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.

[10]

“US REITs” – In order to operate as a REIT, a publicly traded company must receive at least 75% of its annual gross income from real estate rents, mortgage interest or other qualifying income; have at least 75% of the company’s annual assets consisting of rental real estate, real estate mortgages or other qualifying commercial real estate; and the company must distribute annually at least 90% of its taxable income to its shareholders. The risk-return profile of US REITs (Real Estate Investment Trusts) is represented by the FTSE NAREIT Equity Index, which is an unmanaged index generally considered to be representative of the North American Real Estate segment of the market, including all tax qualified REITs with common shares traded on the New York Stock Exchange, American Stock Exchange, or NASDAQ National Market List.

[1][1]

“International Equity Core EAFE” – An asset class that is generally comprised of securities with primary trading markets outside of the United States in developed international markets. As of December 31, 2009 the MSCI EAFE Index consisted of the following 21 developed market country indices from which securities may be selected: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden. Switzerland, and the United Kingdom. The risk-return profile of Core EAFE is represented by the MSCI EAFE Index (Europe, Australasia, Far East), which is an unmanaged, free float adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US & Canada.

[1][2]

“US CORE Fixed Income” – An asset class that is generally comprised of securities made up of United States dollar denominated Treasuries, government-related securities, and investment grade United States corporate securities. All issues have at least one year to maturity with intermediate indices including bonds with maturities up to 10 years and long term indices composed of bonds with maturities longer than ten years.

[1][3]

“US Shorter Duration HQ” Fixed Income/cash – This asset class is generally comprised of securities made up of United States dollar denominated Treasuries, government-related securities, and investment grade United States corporate securities. The duration of these bonds is typically between 1 year and 5 years. Duration is a measure of how the price of a bond changes in response to interest rate changes. This asset class also includes United States currency or cash.

[1][4]

“US Longer Duration HQ” Fixed Income – This asset class is generally comprised of securities made up of United States dollar denominated Treasuries, government-related securities, and investment grade United States corporate securities. The duration of theses bonds is typically longer than 10 years. Duration is a measure of how the price of a bond changes in response to interest rate changes.

[1][5]

“US Corporates HQ” Fixed Income – This category is composed of corporate bonds which are debt obligations of specific corporations. Bonds in this category are rated by either Moody's or S&P as having very high to the highest quality rating a bond can get – specifically “A” to “AAA” – with "AAA" bonds offering the best quality with the smallest risk of default.

[16]

“Inflation Protected” Fixed Income – An asset class that invests in a special type of Treasury note or bond that offers protection from inflation. With an inflation protected bond, the coupon payments and underlying principal are automatically increased to compensate for inflation as measured by the consumer price index (CPI). Inflation protected bonds are considered a very conservative investment in that the growth of an investors purchasing power is guaranteed. Because of this safety feature, Inflation Protected Bonds offer a lower relative return as compared to other fixed income offerings.

For more detailed information regarding the Model Portfolios please refer to the LCM Form ADV Part II Brochure. The LCM Part II Brochure may be obtained by writing to LCM at 10 Valley Stream Parkway, Malvern, PA 19355 or by calling 1-800-200-3033.

How Does the Income Edge Relate To Your LIS2 Account?

The Income Edge is designed for LCM clients participating in the LIS2 Program who intend to use the investments in their Account as a basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The Income Edge provides insurance protection relating to your Account managed by LCM by ensuring that regardless of how your investments actually perform or the actual value of your investments when you begin your withdrawal program from your Account, you will have predictable lifetime income payments, subject to certain limitations described herein.

How Will LCM Manage Your Investments in the Account If You Purchase an Income Edge?

Using a long-term, strategic approach to its asset allocation methodology, LCM adjusts its models from time to time based on macroeconomic models and changing investment fundamentals. Additionally, LCM tends to make relatively small adjustments within its allocation models. The decision to increase or reduce exposure to an asset class is driven by secular changes to key economic and market-related factors, which may include shifts in absolute and relative valuations, expected earnings growth, or the impact of changing interest rates. LCM is a discretionary manager for your Account and, in that capacity, may change the asset, style, and investment vehicle allocations within these portfolios at its discretion.

As you have granted LCM discretion over your Account, LCM may, from time to time, make various types of changes which might lead to changes in your Account. For example, LCM may adjust the assets in a certificate holder’s Account to any extent it deems appropriate, in the best interest of an Income Edge certificate holder, including by changing the specific funds and ETFs used and by making investments within and outside the Permitted Ranges and using funds that are or are not Permitted Funds. LCM may do so at its discretion, and does not require certificateholder approval. As you have granted LCM discretion over your Account, LCM may change the asset or style allocation or specific funds used to manage your portfolio without receiving written approval from you in each case. For instance, LCM may change the specific funds used within the portfolio in an attempt to achieve more effective tracking to an index, or make an allocation to a specific sector or investment style. Similarly, LCM may rebalance your Account periodically, as needed, to keep it aligned with the desired investment objective and changing market conditions. As the discretionary manager for your Account, LCM can adjust the Model Portfolios to any extent it deems appropriate, including within and outside the Permitted Ranges and using funds that are or are not Permitted Funds in the investment limitations for the three Model Portfolios available through the LIS2 Program.

LCM may propose an adjustment to the composition of a Model Portfolio, including a change in the Permitted Ranges percentages and/or Permitted Funds that PHL Variable may accept for purposes of the certificate. Accepting any such change would not, in itself, cause PHL Variable to change the Income Edge fee percentage for the affected Model Portfolio.

What Happens if LCM Manages Your Account in a Manner Unacceptable to Us?

In order for your Income Edge to stay in effect, your Account must be invested at all times in accordance with one of the three LIS2 Model Portfolios eligible for the Income Edge described above. A Model Portfolio must continue to meet the Permitted Ranges, using only the Permitted Funds, for it to remain eligible. Changes to a Model Portfolio that cause it to fall outside the Permitted Ranges or use of a fund that is not a Permitted Fund within a Model Portfolio will result in termination of the Income Edge for an Account invested in accordance with that Model Portfolio unless the necessary change in the Permitted Ranges or use of the proposed fund is accepted by PHL Variable and the Account assets continue to be invested in accordance with the applicable Permitted Ranges, using only Permitted Funds. If PHL Variable does not accept a proposed change, then the Income Edge for owners of any affected Accounts will be at risk of terminating, unless the Model Portfolios are brought back into accordance with the Permitted Ranges, using only Permitted Funds, during the Cure Period. We will notify an Income Edge certificate holder whose Account is no longer in compliance with the Permitted Ranges, using only Permitted Funds, of this circumstance and options by mailing a notification to the certificate holder’s address on our records at least 30 days prior to terminating the certificate. An Income Edge certificate holder whose Account is not in compliance with the Permitted Ranges, using only Permitted Funds, may choose a different Model Portfolio for investment of Account assets, if available, or may choose to liquidate the Account and apply the resulting amount to another annuity with guaranteed benefits, including any such annuity then offered by PHL Variable or its affiliates. Additionally, at any time while a certificate is in effect, the Income Edge certificate holder can elect to close the Account and apply the Account Value to the Lifetime Payment Option. See “Lifetime Payment Option” later in this prospectus. Liquidating Account assets may have adverse tax consequences and you should consult with your tax advisor.

What Happens if Your Additional Contributions or Withdrawals or Other Actions Cause the Investments in Your Account to Fall Outside the Permitted Ranges?

Changes you make to your Account, including Additional Contributions and Withdrawals, may temporarily cause the assets in your Account to fall outside of the Permitted Ranges. For example, if you request a Withdrawal of $100,000 from your Account, LCM first must sell securities that are worth $100,000 in order to raise cash for your Withdrawal. At this point in time the assets in your Account may fall outside of the Permitted Ranges due to the higher percentage of cash held in the Account. In addition, after you withdraw the $100,000 in cash, the remaining assets in your Account might not be within the Permitted Ranges and LCM may need to rebalance the assets in your Account. If you make Additional Contributions of cash after the Certificate Effective Date, these Contributions must be allowed to remain as cash in the Model Portfolio you have elected, or be invested in accordance with the Permitted Ranges for Model Portfolio you have elected during the Cure Period. If you make Additional Contributions of assets after the Certificate Effective Date, these assets must be Covered Assets or converted to Covered Assets within the Liquidation Period. In addition to changes you make that cause your Account to fall outside the Permitted Ranges, a circumstance outside our control may make LCM unable to maintain the Model Portfolios for your Account.

If the assets in your Account fall outside of the Permitted Ranges using only Permitted Funds, for any reason, your Income Edge will be at risk of terminating. In the event of an extraordinary circumstance where LCM is not able to rebalance your Account within the Permitted Ranges using only Permitted Funds during the Cure Period, PHL Variable reserves the right, in its discretion, to extend the Cure Period. We will notify an Income Edge certificate holder whose Account is no longer in compliance with the Permitted Ranges, using only Permitted Funds, of this circumstance and options by mailing a notification to the certificate holder’s address on our records at least 30 days prior to terminating the certificate.

You will receive confirmations of the securities transactions in your Account from the custodian and notices from us reflecting changes to the Retirement Income Base and Retirement Income Amount, if any, due to Additional Contributions and/or the Annual Optional Increase.

What Happens if the Value of Your Account Is Too Low for LCM to Invest Within the Permitted Ranges?

If your Account Value is equal to or less than $10,000, LCM may not be able to maintain the assets in your Account within the Permitted Ranges. This could occur if funds in the Model Portfolios apply minimum investment requirements and your Account cannot meet those requirements. If your Account Value has decreased to a value of $10,000 or less, LCM may choose to liquidate the assets held in your Account and your Account will hold only cash (any such liquidation would be reflected on Account statements you receive from the Account custodian). In this event, we permit an exception to the requirement that your Account comply with the Permitted Ranges using only Permitted Funds. If your Account has decreased to a value of $10,000 or less and is comprised solely of cash, your Income Edge will not terminate. This exception does not change other terms of the certificate and they will remain in force. For example,

•	You will continue to be charged the Income Edge fee for the Model Portfolio in accordance with which your Account was last invested while holding investments other than cash.

•

If you have reached or passed the Retirement Income Date, you will be able to withdraw the Retirement Income Amount without negatively affecting the Retirement Income Base and, if your Account Value is less than the amount of your Retirement Income Amount remaining for Withdrawal in the calendar year, you can withdraw the entire Account Value and we will be obligated to make lifetime income payments. If your Account goes to $0 due to Withdrawals that are not Excess Withdrawals and/or poor investment performance, we will be obligated to make lifetime income payments. See “Annual Income Payments” later in this prospectus.

•	You could elect the Lifetime Payment Option while your Account Value is greater than $0.

•

Should you contribute cash to the Account that increases the Account Value to more than $10,000, the Account Value would again be required to be invested in accordance with one of the Model Portfolios within the Cure Period.

Why Will Your Income Edge Terminate if LCM Does Not Manage Your Account Within the Permitted Ranges?

We would not be able to offer the Income Edge if we could not require LCM to manage your Account within the Permitted Ranges, using only Permitted Funds. In order for us to be able to provide the Income Edge for a reasonable fee, we need to know that your Account will be managed within certain constraints—otherwise our risks would be too high for us to be able to make the Income Edge available to you.

In this respect, the Model Portfolios eligible for the Income Edge are designed to provide steady returns while minimizing the risk that your Account Value will be reduced to $0 before you die.

Accordingly, the risk against which the Income Edge protects may be minimal. Likewise, based on historical returns, if you stay invested in the markets for a long period of time, then the likelihood of your Account Value being reduced to $0 solely because of poor performance may diminish. You should take into consideration the amount of time you expect to have assets in the Account in deciding if the Income Edge is appropriate for you. Of course, past performance is no guarantee of future performance and historical trends may not continue.

We are not an investment adviser and do not provide investment advice to you in connection with your Income Edge. For more information about LCM and LIS2, you should talk to your Financial Advisor and review LCM’s Form ADV, Part II Brochure which may be obtained by writing to LCM at 10 Valley Stream Parkway, Malvern, PA 19355 or by calling 1-800-200-3033.

4.	Annual Income Edge Fee

The Income Edge fee will be deducted from your Account Value while your certificate is in effect and your Account Value is greater than $0. The Income Edge fee is calculated quarterly as a percentage of the Retirement Income Base on the date of the calculation, and will vary, and may be reset to a higher percentage, as a result of certain transactions described below. Increases to the Retirement Income Base will increase the dollar amount of the Income Edge fee, assuming the applicable Income Edge fee percentage has not decreased. If your Retirement Income Base does not change, your Income Edge fee percentage and the dollar amount of your Income Edge fee will not change unless you have an Annual Optional Increase, make an Additional Contribution, or, for certificates with Certificate Effective Dates on or after December 15, 2008, transfer Account assets to be invested in accordance with a different Model Portfolio. In addition, the Income Edge fee percentage for the Spousal Income Guarantee is higher than the Income Edge fee percentage for the Individual Income Guarantee.

PHL Variable may decide to increase the Income Edge fee percentage for a Model Portfolio. The Income Edge fee will never exceed 5.00%. Alternatively, PHL Variable may decrease Income Edge fee percentages. If you hold an Income Edge certificate when we change a fee percentage, the fee percentage for your certificate will change as a result of any of the circumstances described below. Any change in your Income Edge fee percentage will apply beginning on the first day of the calendar quarter following the fee change.

The examples shown in this section reflect the effect of certain transactions on the calculation of the Income Edge fee percentage. The fee percentages shown in these examples are hypothetical only and do not represent the Income Edge fee percentages that will apply to your certificate at any point. You can obtain the fee percentages in effect at any time by contacting your Financial Advisor or LCM, or by contacting PHL Variable at the number shown on the front of this prospectus. Certain rules affect the fees for all certificates. See “For all certificates” later in this section.

Regardless of your Certificate Effective Date, your Income Edge fee percentage will vary and may be higher with respect to any Additional Contributions you make to your Account or if you exercise the Annual Optional Increase as described below.

If your Certificate Effective Date is before December 15, 2008, your fee percentage will vary due to an Additional Contribution or exercise of the Annual Optional Increase in the manner described below. In either case, the new Income Edge fee percentage may be a different percentage following one of those transactions than the Income Edge fee percentage that previously applied to your certificate.

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If you make Additional Contributions to the Account your Income Edge fee percentage will be calculated as a weighted average fee, based on the increase in your Retirement Income Base as a result of the contribution and the Income Edge fee percentage in effect for the Model Portfolio in which you are invested at that time. The new weighted average fee percentage applies to the new Retirement Income Base, which reflects the Additional Contributions. For an example of how your Additional Contributions may affect your Income Edge fee, see the example below entitled “Additional Contributions.”

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If you exercise the Annual Optional Increase, the Income Edge fee percentage in effect for the Model Portfolio in which you are invested at that time, if higher than your current Income Edge fee percentage, will apply to your new increased Retirement Income Base. For an example of how the exercise of the Annual Optional Increase may affect your Income Edge fee, see the example below entitled “Annual Optional Increase.” The dollar amount of the Income Edge fee will increase because the Retirement Income Base will be higher.

Example: Additional Contributions

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your Income Edge is 1.40%. Assume further that you make an Additional Contribution of $50,000 and the Income Edge fee percentage in effect for the Model Portfolio in which you are invested at the time of the Contribution is equal to 1.75%. The Retirement Income Base increases to $300,000 as a result of the Additional Contribution.

The weighted average Income Edge fee percentage is equal to the current Income Edge fee percentage multiplied by the Retirement Income Base before the Additional Contribution (1.40% x $250,000) plus the new Income Edge fee percentage multiplied by the amount the Retirement Income Base increased as a result of the Additional Contribution (1.75% x $50,000) divided by the new Retirement Income Base ($300,000). The result is 1.46%. We will use the new weighted average fee percentage of 1.46% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes.

Example: Annual Optional Increase

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage in effect for your certificate is 1.40%. Assume on your first Certificate Anniversary Date your Account Value is equal to $300,000 and the Income Edge fee percentage for the Model Portfolio in which you are invested has changed and is now 1.75%. If you exercise the Annual Optional Increase, your Retirement Income Base will increase to $300,000 and your Income Edge fee percentage will increase to the then current fee percentage, or 1.75% since that fee percentage is higher than the fee percentage in effect for your certificate prior to the Annual Optional Increase. We will use 1.75% to calculate your Income Edge fee at the beginning of the next calendar quarter and thereafter, assuming no other changes.

If your Certificate Effective Date is December 15, 2008 or later, your fee percentage will vary due to Additional Contributions, exercise of the Annual Optional Increase, or transfer of Account Value to a different Model Portfolio in the manner described below. In any case, the new Income Edge fee percentage may be a higher or lower percentage following one of these transactions than the Income Edge fee percentage that previously applied to your certificate.

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If you make Additional Contributions to the Account, your Income Edge fee percentage will be calculated as a weighted average fee percentage, based on the increase in your Retirement Income Base as a result of the Contribution and the Income Edge fee percentage in effect for the Model Portfolio in accordance with which your Account is invested at that time. The new weighted average fee percentage applies to the new Retirement Income Base, which reflects the Additional Contributions. For an example of how your Additional Contributions may affect your Income Edge fee, see the example entitled “Additional Contributions” in the box below.

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If you have an Annual Optional Increase, your Income Edge fee percentage will be calculated as a weighted average fee percentage. This weighted average fee percentage will be determined based on the fee percentage(s) that applied prior to the Annual Optional Increase, which will be applied to the Retirement Income Base prior to the Annual Optional Increase, and the

Income Edge fee percentage in effect for the Model Portfolio in accordance with which your Account is invested at the time of the Annual Optional Increase, which will be applied to the amount of the increase to the Retirement Income Base as a result of the Annual Optional Increase. For an example of how the Annual Optional Increase may affect your Income Edge fee, see the example entitled “Annual Optional Increase” in the box below.

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If you transfer your Account Value so that it is invested in accordance with a different eligible Model Portfolio (transfers among Model Portfolios must be 100% of Account Value to be permitted under the certificate), your new Income Edge fee percentage will be the Income Edge fee percentage in effect for the Model Portfolio to which you transferred. For an example of how transfers may affect your Income Edge fee, see the example entitled “Transfers” in the box below.

Example: Additional Contributions

Assume your Certificate Effective Date was on December 15, 2008 or later. Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your Income Edge is 1.40%. Assume further that you make an Additional Contribution of $50,000 to your Account and the Income Edge fee percentage in effect for the Model Portfolio in accordance with which your Account is invested at the time of the contribution is equal to 1.75%. The Retirement Income Base increases to $300,000 as a result of the Additional Contribution.

The weighted average Income Edge fee percentage is equal to the current Income Edge fee percentage multiplied by the Retirement Income Base before the Additional Contribution (1.40% x $250,000) plus the new Income Edge fee percentage multiplied by the amount the Retirement Income Base increased as a result of the Additional Contribution (1.75% x $50,000) divided by the new Retirement Income Base ($300,000). The result is 1.46%. We will use the new weighted average fee percentage of 1.46% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes to your Account that may change the fee again.

Example: Annual Optional Increase

Assume your Certificate Effective Date was on December 15, 2008 or later. Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your Income Edge is 1.40%. Assume further your Account Value is currently $300,000, you exercise the Annual Optional Increase on your Certificate Anniversary Date and the Income Edge fee percentage in effect for the Model Portfolio in accordance with which your Account is currently invested is equal to 1.75%. The Retirement Income Base increases to $300,000 as a result of the Annual Optional Increase (an increase of $50,000).

The weighted average Income Edge fee percentage is equal to the current Income Edge fee percentage multiplied by the Retirement Income Base before the Annual Optional Increase (1.40% x $250,000) plus the new Income Edge fee percentage multiplied by the amount the Retirement Income Base increased as a result of the Annual Optional Increase (1.75% x $50,000) divided by the new Retirement Income Base ($300,000). The result is 1.46%. We will use the new weighted average fee percentage of 1.46% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes to your Account that may change the fee again.

Example: Transfers

Assume your Certificate Effective Date was on December 15, 2008 or later. Account is invested in accordance with a particular Model Portfolio and the Income Edge fee percentage currently in effect for your certificate is 1.40%. You choose to transfer 100% of your Account Value so it is invested in accordance with a different Model Portfolio. The Income Edge fee percentage then in effect for that Model Portfolio is 2.00%. We will use the new Income Edge fee percentage of 2.00% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes to your Account that may change the fee again.

For all certificates:

❖	Your first Income Edge fee is charged on the Certificate Effective Date and is prorated based on the number of days remaining in the calendar quarter.

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If your certificate has a transaction that causes the Income Edge fee percentage to be reset (e.g. a transfer for certificates with Certificate Effective Dates of December 15, 2008 or later, an Annual Optional Increase, or an Additional Contribution), the reset Income Edge fee percentage will first be used to calculate your Income Edge fee on the first day of the next calendar quarter next following that transaction, unless the Income Edge fee percentage is reset again due to one or more of the above activities.

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The Income Edge fee will be paid quarterly from your Account. The sale or transfer of assets in your Account to pay the Income Edge fee will not be treated as a Withdrawal. The Income Edge fee is paid quarterly in advance and we will not refund any portion of pre-paid Income Edge fees to you if your certificate is terminated for any reason.

You should carefully consider how a change in the Income Edge fee percentage applicable to an Additional Contribution, the Annual Optional Increase or transfer of Account Value to be invested in accordance with a different Model Portfolio (fee change upon transfer applies only to certificates with Certificate Effective Dates of December 15, 2008 or later) will impact your total Income Edge fee before making Additional Contributions, exercising the Annual Optional Increase, or, for certificates with Certificate Effective Dates of December 15, 2008 or later, transferring to a different Model Portfolio. In the event that your Income Edge fee percentage increases, assuming your Retirement Income Base has not decreased, the total Income Edge fee will increase and the increase could be significant. You should also be aware that if you intend to purchase the Income Edge in order to be able to make Additional Contributions, exercise Annual Optional Increases, or, for certificates with Certificate Effective Dates of December 15, 2008 or later, make transfers of Account Value to be invested in accordance with other Model Portfolios, you will not be able to determine in advance what the total Income Edge fee will be after such transactions because the fee percentage may vary from time to time. After you make an Additional Contribution, exercise the Annual Optional Increase, or make a transfer that changes your fee percentage, we will notify you in writing of your fee percentage or you may call LCM toll free at 1-800-208-0197 for information about your Income Edge fee percentage.

5.	Withdrawals From Your Account

Definition of “Withdrawal”

The term “Withdrawal” is an important term for you to understand because Withdrawals can impact the amount of your Retirement Income Base and Retirement Income Amount and, therefore, the amount of guaranteed lifetime income payments you may receive in accordance with the terms of your Income Edge. A Withdrawal is defined as (i) the sale or transfer of Covered Assets out of your Account, other than for any fees imposed directly or indirectly by the funds held in your Account either periodically, or upon their purchase or redemption and the Income Edge fee; (ii) the sale, exchange or transfer of Covered Assets to pay the Financial Advisor Fee in excess of 1.00% of your Account Value in any calendar year; or (iii) the transfer of Covered Assets out of your Account; or (iv) dividends, capital gains or other accretions, with respect to Covered Assets paid into your Account, whether distributed as fund shares or cash, that are not reinvested in your Account in accordance with the Permitted Ranges within the Cure Period and instead are transferred out of your Account. However, the sale, exchange or transfer of Covered Assets to pay for the Income Edge fee, the LIS2 Program Fee and the Financial Advisor Fee up to and including 1.00% of your Account Value in any calendar year will not be treated as a Withdrawal. Please note that any deduction to pay any portion of your Financial Advisor Fee in excess of 1.00% of your Account Value in any calendar year, will be treated as a Withdrawal for purposes of the certificate.

Two types of Withdrawals can affect the certificate: Excess Withdrawals and other Withdrawals. Any Withdrawals before the Retirement Income Date and any Withdrawals in excess of the Retirement Income Amount (or, if your certificate was issued as a traditional IRA, the RMD, if greater) on or after the Retirement Income Date are Excess Withdrawals that will reduce your Retirement Income Base, which can reduce the benefit of your Income Edge. Excess Withdrawals can also terminate your certificate. See “Withdrawals Prior to the Retirement Income Date” and “Withdrawals On or After the Retirement Income Date” later in this section. Withdrawals taken on or after the Retirement Income Date that are not Excess Withdrawals can reduce the amount of the increase to the Retirement Income Base that would otherwise result from subsequent Additional Contributions to the Account and such Withdrawals can affect more than one subsequent Additional Contribution. See ‘‘Increases from Additional Contributions to Your Account” later in this prospectus.

There is no provision under the Income Edge certificate to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to Withdrawals. You should carefully monitor your Retirement Income Base as well as the amount of any Withdrawals. You may call the LCM affiliated broker-dealer at 1-800-208-0197 for information about your Retirement Income Base and your available Retirement Income Amount.

How Do You Structure Withdrawals From Your Account?

The Income Edge is designed for LCM clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term payments. Until your Account investments are reduced to $0 through Withdrawals (within the limits of the certificate) and/or poor investment performance, you may make cash Withdrawals from your Account.

You may make Withdrawals from your Account at any time and in any amount you choose. However, any Withdrawals before the Retirement Income Date and any Withdrawals in excess of the Retirement Income Amount (or, if your certificate was issued as a traditional IRA, the RMD, if greater) on or after the Retirement Income Date are Excess Withdrawals and will reduce your Retirement Income Base, which will reduce the potential benefit of your Income Edge. To obtain the maximum potential benefit from your Income Edge under your specific circumstances, you should consider waiting until the Retirement Income Date when your Retirement Income Amount becomes available to begin Withdrawals and thereafter limit your annual Withdrawals to an amount not in excess of the Retirement Income Amount. As noted above, prior to the Retirement Income Date, you cannot take any Withdrawals from your Account without reducing the potential benefit of your Income Edge. If, on or after your Retirement Income Date, your Account Value is less than or equal to your Retirement Income Amount (or, if your certificate was issued as a traditional IRA, your RMD, if greater), including for any Account with a value equal to or less than $10,000 which holds only cash (see “What Happens if the Value of Your Account is Too Low for LCM to Invest Within the Permitted Ranges” previously in this prospectus), you may make a Withdrawal for the full Account Value and reduce your Account Value to $0 and then lifetime income payments will commence one month following the date your Account Value reduces to $0. However, if, on or after your Retirement Income Date, you make a Withdrawal of your entire Account Value and the cumulative amount of Withdrawals you have made in that calendar year (including the current Withdrawal) exceeds your Retirement Income Amount (or, for certificates issued as traditional IRAs, the RMD, if greater) resulting in an Excess Withdrawal, including for any Account with a value equal to or less than $10,000 which holds only cash, your Account Value will reduce to $0 and your Income Edge will terminate without value.

How Do You Know When You Have Reached Your “Retirement Income Date” and Can Start Taking Withdrawals That Will Not Reduce the Potential Benefit of Your Income Edge?

As noted, to get the maximum benefit from your Income Edge, you should wait until your Retirement Income Date to begin taking Withdrawals from your Account. Your specific Retirement Income Date depends on whether you purchased your Income Edge with the Individual Income Guarantee or the Spousal Income Guarantee.

❖	If you purchased your Income Edge with the Individual Income Guarantee (including an IRA Account), your Retirement Income Date is the later of the Certificate Effective Date or your 65th birthday.

❖	If you purchased your Income Edge with the Spousal Income Guarantee, your Retirement Income Date is the later of the Certificate Effective Date or the younger spouse’s 65th birthday.

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If you purchased your Income Edge with the Spousal Income Guarantee, and either you or your spouse die prior to the Retirement Income Date, we will recalculate the Retirement Income Date to be the later of:

i.	the date of the deceased spouse’s death; or

ii.	the surviving spouse’s 65th birthday.

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If your 65th birthday occurs on a day on which we are not open for business, we can advise you of your Retirement Income Amount, calculated based on the Retirement Income Base in effect as of your 65th birthday, on the next Business Day on which we are open for business and then you can make a Withdrawal of the Retirement Income Amount.

We will send you a notice on your Retirement Income Date to advise you that your Retirement Income Amount has become available with the amount of your Retirement Income Amount.

How Much Should You Withdraw From Your Account Each Year?

To get the maximum benefit from your Income Edge, you should wait until the Retirement Income Date when your Retirement Income Amount becomes available and then withdraw no more than your Retirement Income Amount each calendar year (unless your certificate was issued as a traditional IRA and your RMD is greater than the Retirement Income Amount, in which case you can withdraw that greater amount). The Retirement Income Amount represents the maximum amount you may withdraw each calendar year without reducing the benefit of the Income Edge. Prior to your Retirement Income Date, your Retirement Income Amount is $0. This means that prior to your Retirement Income Date, any Withdrawal you make will reduce your Income Edge benefit. On your Retirement Income Date, your Retirement Income Amount is 5% of your Retirement Income Base, pro rated based on the number of days until the following January 1st . In determining the amount you may withdraw without reducing the benefit of the Income Edge, you should keep in mind that fees taken from your Account Value, other than (1) Income Edge fees, (2) the LIS2 Program Fee, (3) your Financial Advisor Fee (when this fee does not exceed 1.00% of your Account Value in any calendar year), and (4) fees applied by the mutual funds or ETFs held in your Account, are Withdrawals that are counted toward your Retirement Income Amount. As a result, if the cumulative amount of any Withdrawals you request, any portion of the Financial Advisor Fee that exceeds 1.00% of Account Value in any calendar year and/ or other fees that are considered Withdrawals exceeds your Retirement Income Amount (or, if your certificate was issued as a traditional IRA, your RMD, if greater) in any calendar year, your Retirement Income Base will be reduced in the same proportion as these Excess Withdrawal(s) reduced your Account Value. Since Excess Withdrawals reduce your Retirement Income Base in the same proportion as your Account Value is reduced by the Excess Withdrawal, when the Account Value is less than the Retirement Income Base at the time of an Excess Withdrawal, the dollar amount by which the Retirement Income Base is reduced will be greater than the dollar amount by which the Account Value is reduced. Excess Withdrawals that reduce your Account Value to $0 will cause your Income Edge to terminate.

Your Retirement Income Amount is recalculated as of January 1st of each subsequent calendar year and will be equal to 5% of the Retirement Income Base as of January 1st . If your certificate was issued as a traditional IRA and your RMD is greater than the Retirement Income Amount, that greater amount can be withdrawn without reducing your Retirement Income Base. If Excess Withdrawals have reduced your Retirement Income Base during the calendar year, your Retirement Income Amount calculated as of the following January 1st will be lower than it otherwise would have been (assuming your Retirement Income Base does not increase prior to that January 1st). The Retirement Income Amount is also recalculated when you make an Additional Contribution or when your Retirement Income Base increases as a result of the Annual Optional Increase.

How Do You Know How Much You Have Left to Withdraw in Any Calendar Year Without Reducing Your Retirement Income Base?

Before the Retirement Income Date, your Retirement Income Amount is $0, so you may not take any Withdrawals before the Retirement Income Date without reducing your Retirement Income Base. On and after the Retirement Income Date, we send you a notice following January 1st each year your certificate is in effect showing your Retirement Income Amount for that calendar year. For purposes of calculating the Retirement Income Amount in the annual notices, we assume that the amount of the Financial Advisor Fee does not exceed 1.00% of your current Account Value, in which case the deduction of such fee from your Account Value would not be considered a Withdrawal. If the Covered Assets withdrawn to pay the Financial Advisor Fee exceed 1.00% of the Account Value in a calendar year, the amount in excess of 1.00% of Account Value in a calendar year is a Withdrawal and, depending on your circumstances, all or a portion of such fee(s) could be an Excess Withdrawal that would immediately reduce your Retirement Income Base and will reduce the Retirement Income Amount in subsequent years, assuming the Retirement Income Base does not increase prior to the time the Retirement Income Amount is recalculated.

Also, at any time in a calendar year on or after the Retirement Income Date, you can find out how much you have left to withdraw in that calendar year without reducing your Retirement Income Base by contacting the LCM affiliated broker-dealer at 1-800-208-0197. The amount quoted will be the remaining amount available for the particular calendar year as of the date you inquire and will assume that any fees deducted from Account Value in that particular calendar year will not be considered Withdrawals . We calculate this remaining amount as follows:

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Non-Qualified Income Edge (a certificate not issued in connection with an IRA): We reduce your Retirement Income Amount in effect on the date you inquire, which equals 5% of the Retirement Income Base on that Business Day, by all previous Withdrawals you have made in the same calendar year, including any portion of the Financial Advisor Fee deducted from the Account in excess of 1.00% of your Account Value in the calendar year. If the resulting number is zero or negative, you have no amount remaining to withdraw without reducing the Retirement Income Base.

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Qualified Income Edge: We reduce the greater of the RMD or your Retirement Income Amount in effect on the date you inquire (your Retirement Income Amount equals 5% of the Retirement Income Base on that Business Day), by all previous Withdrawals made during the same calendar year including any portion of the Financial Advisor Fee deducted from the Account in excess of 1.00% of your Account Value in the calendar year. If the resulting number is zero or negative, you have no amount remaining to withdraw without reducing the Retirement Income Base.

Withdrawals Prior to the Retirement Income Date

Prior to the Retirement Income Date, your Retirement Income Amount is $0 and your Retirement Income Base will be reduced by any Withdrawal in the same proportion as your Account Value (immediately prior to the Withdrawal) is reduced by the Withdrawal and, if your Account Value is then less than your Retirement Income Base, the Withdrawal will reduce your Retirement Income Base by more than the Withdrawal amount. If you make a Withdrawal of your entire Account Value, your Retirement Income Base will be reduced to $0 and your Income Edge certificate and the guarantee it provides will terminate.

Example: with Withdrawals Prior to the Retirement Income Date

Assume that on the Certificate Effective Date, you are age 60, your Account Value is $500,000, and your Retirement Income Base equals $500,000. Assume you make a Withdrawal of $25,000 from your Account and your Account Value immediately prior to such Withdrawal is $500,000. Your Account Value is reduced by the amount of the Withdrawal. Because you make the Withdrawal before your Retirement Income Date, your Retirement Income Base would be reduced in the same proportion that the Withdrawal reduced your Account Value. Your Account Value was reduced by 5%, and accordingly, your Retirement Income Base is reduced by 5%, from $500,000 to $475,000.

Now assume you make another Withdrawal of $25,000 from your Account. The following describes the effect of this Withdrawal when poor market performance has decreased your Account Value prior to the Withdrawal (e.g. “Down-Market Situation”) and good market performance has increased your Account Value prior to the Withdrawal (e.g. “Up-Market Situation”).

Down-Market Situation. Assume also that your Account Value has decreased, based on poor market performance, from $475,000 to $450,000 immediately prior to the Withdrawal. In this situation, the $25,000 Withdrawal would reduce the Retirement Income Base by more than $25,000 because the Withdrawal was taken after a market decline. Your Account Value would decrease from $450,000 to $425,000 as a result of the Withdrawal. Again, your Retirement Income Base would be reduced in the same proportion that the Withdrawal reduced your Account Value ($25,000 divided by $450,000) or 5.56%. Therefore, your Retirement Income Base as a result of the Withdrawal would be reduced from $475,000 to $448,590 ($475,000 x 0.0556 = $26,410 and $475,000 - $26,410 = $448,590).

Up-Market Situation. Assume that your Account Value has increased, based on good market performance, from $475,000 to $525,000 from the first Certificate Anniversary Date to the second Certificate Anniversary Date. In this situation, the $25,000 Withdrawal would reduce the Retirement Income Base by less than $25,000 because the Withdrawal was taken after a market increase. Your Account Value would decrease to $500,000 as a result of the Withdrawal. Your Retirement Income Base would be reduced in the same proportion that the Withdrawal reduced your Account Value ($25,000 divided by $525,000) or 4.76%. Therefore, your Retirement Income Base as a result of the Withdrawal would be reduced from $475,000 to $452,390 ($475,000 x 0.0476 = $22,610 and $475,000 - $22,610 = $452,390).

Assume that your Account Value is now $425,000. You make a Withdrawal of $425,000 from your Account (the amount of your entire Account Value). Your Account Value would decrease to $0. Your Retirement Income Base would be reduced in the same proportion that the Withdrawal reduced your Account Value, or 100%. Therefore, your Retirement Income Base after the Withdrawal would be $0 and your Income Edge would terminate without value.

Withdrawals On or After the Retirement Income Date

On or after your Retirement Income Date, your Retirement Income Base will not be reduced by Withdrawals if the cumulative amount of Withdrawals in a calendar year is less than or equal to your Retirement Income Amount or, if your certificate was issued as a traditional IRA, the RMD, if greater. If a Withdrawal causes the cumulative Withdrawals to exceed the Retirement Income Amount, or the RMD amount, if applicable, in that calendar year, the Withdrawal amounts in excess of the applicable amount will be considered Excess Withdrawals. You should be aware that certain fees other than the Income Edge fee, the LIS2 Program Fee, and the Financial Advisor Fee are periodically deducted automatically from your Account Value. These fees may include wire transfer fees, IRA maintenance fees, and mail courier fees. Unlike the LIS2 Program Fee and Financial Advisor Fee (when that fee does not exceed 1.00% of your Account Value in any calendar year), and the Income Edge fee, these fees may be treated as Withdrawals under your Income Edge for purposes of determining whether cumulative Withdrawals in a calendar year exceed the Retirement Income Amount in that calendar year. In other words, depending on the amount of cumulative Withdrawals you have made in a calendar year, the deduction of these fees may result in Excess Withdrawals. Each Excess Withdrawal will reduce the Retirement Income Base in the same proportion as the Account Value is reduced by the Excess Withdrawal; and, if your Account Value is then less than your Retirement Income Base, the Excess Withdrawal will reduce your Retirement Income Base by more than the Withdrawal amount. Any fees imposed by the funds and ETFs held in your Account, either periodically, or upon the purchase or redemption of fund shares are not considered a Withdrawal for the purposes of the certificate.

Example: with Allowable Withdrawal Followed by Excess Withdrawal taken on or after the Retirement Income Date

Assume that you are over age 65, your Retirement Income Base equals $500,000, your Retirement Income Amount equals $25,000, and you had made no prior Withdrawals during the current calendar year. Assume that you make a Withdrawal of $25,000 from your Account and that your Account Value prior to the Withdrawal is $500,000. Your Account Value would decrease to $475,000 as a result of the Withdrawal, and because your cumulative Withdrawals did not exceed your Retirement Income Amount, your Retirement Income Base would remain at $500,000.

Assume that later that calendar year, you withdraw an additional $25,000 from your Account and that your Account Value prior to the Withdrawal is $475,000. Your Account Value would decrease to $450,000 as a result of the second Withdrawal. Your cumulative Withdrawals for the calendar year are now $50,000, which exceeds your Retirement Income Amount of $25,000. The Excess Withdrawal of $25,000 reduced your Account Value by ($25,000 ÷ $475,000) or 5.26%, and accordingly, your Retirement Income Base is reduced by 5.26%, from $500,000 to $473,700.

Your Retirement Income Base on the first Business Day following the next January 1 is still equal to $473,700. Therefore, your Retirement Income Amount is recalculated as 5% of $473,700 or $23,685.

If you make a Withdrawal of your entire Account Value and the cumulative amount of Withdrawals you have made in that calendar year (including the current Withdrawal) exceeds your Retirement Income Amount or RMD, as applicable, your Retirement Income Base is reduced to $0 (because it is reduced in the same proportion as the Withdrawal reduced your Account Value, or 100%) and your Income Edge will terminate without value.

The Importance of Managing Your Withdrawals

The foregoing discussion of Withdrawals illustrates how important it is to carefully manage your Withdrawals to avoid adversely impacting the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interest. You should carefully consider whether you may need to make Withdrawals before the Retirement Income Date or in excess of the Retirement Income Amount or RMD, as applicable, on or after the Retirement Income Date. If you believe you may have such a need, you should have other sources of liquidity to avoid having to make these types of Withdrawals. Your Income Edge does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any Withdrawals or other factors affecting your Account Value. You should consider your ability to monitor factors affecting your Account Value, such as fee Withdrawals and Withdrawals you schedule or request before you purchase the Income Edge, and then should carefully monitor that activity after you purchase the certificate. There is no provision under the Income Edge to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to Withdrawals.

The Importance of Considering When to Start Making Withdrawals

You may start making Withdrawals from your Account at any time. However, any Withdrawals reduce your Account Value. Additionally, as discussed above, Withdrawals from your Account may reduce your Retirement Income Base and correspondingly, your Retirement Income Amount. As discussed, you should wait until on or after the Retirement Income Date to begin making Withdrawals. However, you should understand that the longer you wait after such date to start making Withdrawals from your Account, the less likely you will be to benefit from your Income Edge because of decreasing life expectancy. On the other hand, the longer you wait to begin making Withdrawals from your Account, the more likely you will be to benefit from the opportunity to take advantage of investment gains (if any) in your Account in a particular year by exercising the Annual Optional Increase and locking in a higher Retirement Income Base. You should carefully consider when to begin making Withdrawals from your Account.

LCM will administer your requests for Withdrawals from your Account. We will receive information periodically from LCM concerning your Account Value and transactions processed in your Account. We will track your Account Value and transactions in your Account to calculate the amount of your Retirement Income Base and Retirement Income Amount, if any, on an ongoing basis. Additionally, we will notify you if your Retirement Income Base or Retirement Income Amount has changed as a result of transactions in your Account. You may contact the LCM affiliated broker-dealer at 1-800-208-0197 for information about your Account and amounts related to your certificate.

6.	Retirement Income Amount

How is Your “Retirement Income Amount” Calculated?

Your Retirement Income Amount is first calculated on your Retirement Income Date using your Retirement Income Base value as of the close of business on the immediately preceding Business Day. If your Retirement Income Date is January 1, your Retirement Income Amount will be equal to 5% of the Retirement Income Base as of the close of the Business Day immediately preceding January 1, or, if your certificate was issued as an IRA and the RMD is greater, the RMD amount will be available as a Withdrawal that will not reduce the Retirement Income Base. Your Retirement Income Amount is pro rated based on the number of days from your Retirement Income Date until the following January 1. For example, if your Retirement Income Base as of January 1 is $250,000, this amount does not change prior to the following July 1, and your Retirement Income Date is on the following July 1, your Retirement Income Amount is calculated on July 1 as $6,301 for the remainder of the year (5% x $250,000 x 184/365). Your Retirement Income Amount is recalculated as of January 1 of each year and will be equal to 5% of the Retirement Income Base. If your certificate was issued as a traditional IRA and the RMD is greater than the Retirement Income Amount, that greater amount can be withdrawn without reducing the Retirement Income Base. As a practical matter, since January 1, is not a Business Day, we cannot advise you of your Retirement Income Amount calculated as of January 1 until the first Business Day following January 1st.

Can Your Retirement Income Amount Decrease?

The Retirement Income Amount is recalculated as of January 1 of each year as 5% of the then-existing Retirement Income Base. Therefore, if your Retirement Income Base decreased during the prior calendar year, your Retirement Income Amount calculated as of the next January 1 will be lower than your Retirement Income Amount for the prior calendar year. If your certificate was issued as a traditional IRA and the RMD is greater than the Retirement Income Amount, that greater amount can be withdrawn without reducing the Retirement Income Base.

Can Your Retirement Income Amount Increase?

Since your Retirement Income Amount is a percentage of the Retirement Income Base, your Retirement Income Amount that becomes available to you on and after the Retirement Income Date can be higher than it would otherwise be if your Retirement Income Base increases at any time, both before, and on and after your Retirement Income Date. Your Retirement Income Amount will increase as a result of increases to your Retirement Income Base, if any, from Additional Contributions you make to your Account and/or as a result of an Annual Optional Increase that increases your Retirement Income Base. Assuming the Income Edge fee percentage for your certificate has not decreased, increases to the Retirement Income Base will increase the amount of Income Edge fee you will be charged. If your certificate was issued as a traditional IRA and your RMD is greater than the Retirement Income Amount in a particular calendar year, that greater amount can be withdrawn from Account Value without reducing the Retirement Income Base.

7.	Increases in Your Retirement Income Base

At your Certificate Effective Date, your Retirement Income Base is equal to your Account Value. Your Account Value on any date is the aggregate value of the assets in your Account as determined from time to time in accordance with applicable law by LCM.

Example: New Account

Assume you open your Account with an initial contribution of $500,000, purchase an Income Edge, and your Certificate Effective Date is the Business Day on which you opened your Account. Your Retirement Income Base is $500,000 on the Certificate Effective Date.

Example: Existing Account

Assume instead that you opened your Account five years ago with an initial contribution of $500,000. Assume further that you applied to purchase an Income Edge one week ago when your Account Value was equal to $595,000 but the Application Process was not complete until today. Your Account Value today is $600,000. Your Retirement Income Base is equal to $600,000, or the Account Value on the Certificate Effective Date.

Increases From Additional Contributions To Your Account

Your Retirement Income Base may increase each time you make an Additional Contribution to your Account. If you make an Additional Contribution to your Account and this Additional Contribution is a cash contribution that is not allowed to remain as cash in the Model Portfolio you selected or is a contribution of assets that are not Covered Assets for the Model Portfolio you selected, then this Additional Contribution will not be eligible for the Income Edge until it is invested in accordance with the Permitted Ranges and in Permitted Funds which must occur, for Additional Contributions of cash, within the Cure Period, and for Additional Contributions of assets that are not Covered Assets, within the Liquidation Period.

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Additional Contributions prior to the Retirement Income Date-If, prior to the Retirement Income Date, you make an Additional Contribution to your Account and that Additional Contribution is invested in accordance with the Permitted Ranges and in Permitted Funds for the Model Portfolio you selected within the applicable period (depending on whether the Additional Contribution was cash or assets other than Covered Assets), we will increase your Retirement Income Base by the amount of that most recent Additional Contribution dollar for dollar.

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Additional Contributions on or after the Retirement Income Date-If you make an Additional Contribution to your Account on or after the Retirement Income Date and that Additional Contribution is invested in accordance with the Permitted Ranges for the Model Portfolio you selected within the applicable period (depending on whether the Additional Contribution was cash or assets other than Covered Assets), we will determine whether this Additional Contribution will increase your Retirement

Income Base. An Additional Contribution will increase your Retirement Income Base only after Withdrawals that have not reduced the Retirement Income Base have been exceeded by the amount of prior Additional Contributions to the Account. To determine the amount by which an Additional Contribution will increase your Retirement Income Base, we compare the total of all Additional Contributions you have made to your Account after the Certificate Effective Date (including the current Additional Contribution) to the sum of

1) all Withdrawals from your Account that did not reduce your Retirement Income Base and

2) all increases to the Retirement Income Base resulting from previous Additional Contributions.

We will increase your Retirement Income Base by the amount by which your total Additional Contributions exceeds the sum of 1 and 2 above.

As described above, Withdrawals that do not reduce your Retirement Income Base when taken will reduce or eliminate increases to the Retirement Income Base from subsequent Additional Contributions, and could reduce or eliminate the effect of more than one subsequent Additional Contribution.

If the Retirement Income Base increases as a result of an Additional Contribution to your Account, your Retirement Income Amount will increase by a proportionate amount based on the number of days remaining until the following January 1. (This does not affect the maximum amount you can withdraw if your certificate was issued as a traditional IRA and your RMD remains greater than the increased Retirement Income Amount.) The increase to the Retirement Income Amount equals 5% multiplied by the amount the Retirement Income Base increased (as a result of the Additional Contribution) multiplied by the number of days until the following January 1 and divided by 365. As of first Business Day following January 1, we can advise you of your Retirement Income Amount and you can make a Withdrawal of your Retirement Income Amount.

Additional Contributions that increase your Retirement Income Base will increase the Income Edge fee amount, assuming the Income Edge fee percentage has not decreased. If we have increased the Income Edge fee percentage for the Model Portfolio you have elected for your Account, and you make an Additional Contribution to your Account, that increased fee percentage will apply to a portion of your Retirement Income Base. See “Annual Income Edge Fee” previously in this prospectus. Under certain circumstances, Additional Contributions in your Account will not increase your Retirement Income Base and you should consult with the LCM affiliated broker-dealer to determine whether making Additional Contributions to the Account is appropriate under your particular circumstances.

The following example shows the effect of Additional Contributions on the Retirement Income Base prior to the Retirement Income Date.

Example 1: with Additional Contributions and Withdrawal (Prior to the Retirement Income Date)

Certificate Effective Date (07/01/2010)

Retirement Income Date (10/15/2012)

The Retirement Income Base (RIB) is set equal to the Account Value on the Certificate Effective Date. The Retirement Income Amount (RIA) is set equal to zero since the Retirement Income Date has not yet been reached.

Account Value on 07/01/2010: $1,000,000

Retirement Income Base on 07/01/2010: $1,000,000

Retirement Income Amount on 07/01/2010: $0

Additional Contribution

You make an Additional Contribution of $50,000 on 10/01/2010.

The RIB increases as a result of the Additional Contribution dollar for dollar since the Retirement Income Date has not yet been reached.

The RIA remains equal to zero since the Retirement Income Date has not yet been reached.

Retirement Income Base on 10/01/2010: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 10/01/2010: $0

Withdrawal

You make a Withdrawal of $20,000 on 10/15/2010 and your Account Value is $1,000,000 at that time.

The RIB decreases as a result of the Withdrawal because the Retirement Income Amount is zero.

Retirement Income Base on 10/15/2010: $1,050,000

Account Value is reduced 2.00% as a result of the Withdrawal ($20,000 ÷ $1,000,000)

New Retirement Income Base on 10/15/2010: $1,050,000 x (1 – 0.02) = $1,029,000

The RIA remains equal to zero since the Retirement Income Date has not yet been reached.

Additional Contribution

You make an Additional Contribution of $60,000 on 10/29/2010.

The RIB increases as a result of the Additional Contribution dollar for dollar since the Retirement Income Date has not yet been reached.

The RIA remains equal to zero since the Retirement Income Date has not yet been reached.

Retirement Income Base on 10/29/2010: $1,029,000 + $60,000 = $1,089,000

Retirement Income Amount on 10/29/2010: $0

The following examples show the effect of Additional Contributions to the Account on the Retirement Income Base and Retirement Income Amount when you have reached your Retirement Income Date.

Example 1: with Additional Contributions (On or after the Retirement Income Date)

Certificate Effective Date (07/01/2010)

The Retirement Income Base (RIB) is set equal to the Account Value on the Certificate Effective Date. You have reached your Retirement Income Date so you have a Retirement Income Amount (RIA) and this amount is set equal to 5% of the RIB, prorated based on the number of calendar days until the following January 1.

Account Value on 07/01/2010: $1,000,000

Retirement Income Base on 07/01/2010: $1,000,000

Retirement Income Amount on 07/01/2010: 5% x $1,000,000 x (184 / 365) = $25,205

Additional Contribution

You make an Additional Contribution of $50,000 on 10/01/2010.

The RIB increases as a result of the Additional Contribution. The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 10/01/2010: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount Increase: 5% x $50,000 x (92 / 365) = $630

Retirement Income Amount on 10/01/2010: $25,205 + $630 = $25,835

Additional Contribution

You make an Additional Contribution of $60,000 on 10/29/2010.

The RIB increases as a result of the Additional Contribution. The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $0

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $0 – $50,000 = $60,000

Retirement Income Base on 10/29/2010: $1,050,000 + $60,000 = $1,110,000

Retirement Income Amount Increase: 5% x $60,000 x (64 / 365) = $526

Retirement Income Amount on 10/29/2010: $25,835 + $526 = $26,362

Example 2: with Additional Contributions and Withdrawal (On or after the Retirement Income Date)

Certificate Effective Date (07/01/2010)

The Retirement Income Base (RIB) is set equal to the Account Value on the Certificate Effective Date. You have reached your Retirement Income Date so you have a Retirement Income Amount (RIA) and this amount is set equal to 5% of the RIB, prorated based on the number of calendar days until the following January 1.

Account Value on 07/01/2010: $1,000,000

Retirement Income Base on 07/01/2010: $1,000,000

Retirement Income Amount on 07/01/2010: 5% x $1,000,000 x (184 / 365) = $25,205

Additional Contribution

You make an Additional Contribution of $50,000 on 10/01/2010.

The RIB increases by the full amount of the Additional Contribution because you have not made any Withdrawals that have not reduced the RIB. The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 10/01/2010: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount Increase: 5% x $ 50,000 x (92 / 365) = $630

Retirement Income Amount on 10/01/2010: $25,205 + $630 = $25,835

Withdrawal

You make a Withdrawal of $20,000 on 10/15 /2010.

The RIB does not change because cumulative Withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 10/15 /2010: $1,050,000

Retirement Income Amount on 10/15/2010: $25,835

Amount of RIA remaining for Withdrawal in 2010: $25,835 – $20,000=$5,835

Additional Contribution

You make an Additional Contribution of $60,000 on 10/29/2010.

The RIB increases as a result of the Additional Contribution, but not by the full amount of the Additional Contribution because there was a prior Withdrawal that did not reduce the RIB. The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $20,000

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $20,000 – $50,000 = $40,000

Retirement Income Base on 10/29/2010: $1,050,000 + $40,000 = $1,090,000

Retirement Income Amount Increase: 5% x $40,000 x (64 / 365) = $351

Retirement Income Amount on 10/29/2010: $25,835 + $351 = $26,186

Amount of RIA remaining for Withdrawal in 2010: $5,835 + $351= $6,186

Example 3: with Withdrawals and an Additional Contribution That Does Not Increase the Retirement Income Base (On or after the Retirement Income Date)

Certificate Effective Date (07/01/2010)

The Retirement Income Base (RIB) is set equal to the Account Value on the Certificate Effective Date. You have reached your Retirement Income Date so you have a Retirement Income Amount (RIA) and this amount is set equal to 5% of the RIB, prorated based on the number of calendar days until the following January 1.

Account Value on 07/01/2010: $1,000,000

Retirement Income Base on 07/01/2010: $1,000,000

Retirement Income Amount on 07/01/2010: 5% x $1,000,000 x (184/365) = $25,205

Additional Contribution that increases the RIB

You make an Additional Contribution of $50,000 on 10/01/2010.

The RIB increases by the full amount of the Additional Contribution. The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1.

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 10/01/2010: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount Increase: 5% x $50,000 x (92/365) = $630

Retirement Income Amount on 10/01/2010: $25,205 + $630 = $25,835

Withdrawal

You make a Withdrawal of $20,000 on 10/15/2010.

The RIB does not change because cumulative Withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 10/15/2010: $1,050,000

Retirement Income Amount on 10/15/2010: $25,835

Amount of RIA remaining for Withdrawal in 2010: $25,835 – $20,000 = $5,835

Additional Contribution that does not increase the RIB

You make an Additional Contribution of $5,000 on 10/29/2010.

The RIB and RIA do not increase as a result of the Additional Contribution, since the cumulative Additional Contributions have not yet exceeded cumulative Withdrawals that have not reduced the RIB and other increases to the RIB as a result of prior Additional Contributions.

(D) Cumulative Additional Contributions: $55,000

(E) Cumulative Withdrawals (that have not reduced RIB): $20,000

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $55,000 – $20,000 – $50,000 = $ – 15,000. Since this amount is less than zero, it does not increase the RIB. Although the result is negative, the RIB will never decrease as a result of an Additional Contribution.

Retirement Income Base on 10/29/2010: $1,050,000 + $0 = $1,050,000

Retirement Income Amount on 10/29/2010: $25,835 + $0 = $25,835

Amount of RIA remaining for Withdrawal in 2010: $5,835

Additional Contribution that does not increase the RIB

You make another Additional Contribution of $5,000 on 11/15/2010.

The RIB and RIA do not increase as a result of the Additional Contribution, since the cumulative Additional Contributions have not yet exceeded cumulative Withdrawals that have not reduced the RIB and other increases to the RIB as a result of prior Additional Contributions.

(G) Cumulative Additional Contributions: $60,000

(H) Cumulative Withdrawals (that have not reduced RIB): $20,000

(I) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (G) – (H) – (I) = $60,000 – $20,000 – $50,000 = $ – 10,000. Since this amount is less than zero, it does not increase the RIB. Although the result is negative, the RIB will never decrease as a result of an Additional Contribution.

Retirement Income Base on 11/15/2010: $1,050,000 + $0 = $1,050,000

Retirement Income Amount on 11/15/2010: $25,835 + $0 = $25,835

Amount of RIA remaining for Withdrawal in 2010: $5,835

Additional Contribution that increases the RIB by a partial amount

You make another Additional Contribution of $15,000 on 12/01/2010.

The RIB increases as a result of the Additional Contribution, but not by the full amount of the Additional Contribution, as it is partially offset by a previous Withdrawal that did not reduce the RIB. The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1.

(J) Cumulative Additional Contributions: $75,000

(K) Cumulative Withdrawals (that have not reduced RIB): $20,000

(L) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (J) – (K) – (L) = $75,000 – $20,000 – $50,000 = $5,000

Retirement Income Base on 12/01/2010: $1,050,000 + $5,000 = $1,055,000

Retirement Income Amount Increase: 5% x $5,000 x (31 / 365) = $21

Retirement Income Amount on 12/01/2010: $25,835 + $21 = $25,856

Amount of RIA remaining for Withdrawal in 2010: $5,835 + $21 = $5,856

Example 4: with Additional Contributions, Withdrawal within the RIA followed by Excess Withdrawal (On or after the Retirement Income Date)

Certificate Effective Date (07/01/2010)

The RIB is set equal to the Account Value on the Certificate Effective Date. The RIA is set equal to 5% of the RIB, prorated based on the number of calendar days until the following January 1.

Account Value on 07/01/2010: $1,000,000

Retirement Income Base on 07/01/2010: $1,000,000

Retirement Income Amount on 07/01/2010: 5% x $1,000,000 x (184 / 365) = $25,205

Additional Contribution

You make an Additional Contribution of $50,000 on 10/01/2010.

The RIB increases as a result of the Additional Contribution because you have not made any Withdrawals that have not reduced the RIB. The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 10/01/2010: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount Increase: 5% x $50,000 x (92 / 365) = $630

Retirement Income Amount on 10/01/2010: $25,205 + $630 = $25,835

Withdrawal within the RIA

You make a Withdrawal of $20,000 on 10/15/2010.

The RIB does not change because cumulative Withdrawals in the calendar year do not exceed the RIA.

Amount of RIA remaining for Withdrawal in 2010: $25,835 – $20,000 = $5,835

Withdrawal causing an Excess Withdrawal because a portion of the Withdrawal causes cumulative Withdrawals in the year to exceed the RIA

You make a Withdrawal of $30,000 on 10/29/2010.

Your Account Value is $1,000,000

The RIB decreases as a result of the Withdrawal because cumulative Withdrawals for the calendar year ($20,000 = $30,000 = $50,000) exceed the RIA ($25,835).

Retirement Income Base on 10/29/2010: $1,050,000

Of the $30,000 Withdrawal, $5,835 is considered within the RIA and $24,165 is considered an Excess Withdrawal.

Your Account Value is reduced to $994,165 as a result of the Withdrawal within the RIA ($1,000,000 – $5,835).

Your Account Value is further reduced to $970,000 as a result of the Excess Withdrawal ($994,165 – $24,165).

Your Account Value immediately prior to the Excess Withdrawal is reduced 2.43% as a result of the Excess Withdrawal ($24,165 ÷ $994,165 = 2.43%).

New Retirement Income Base on 10/29/2010: $1,050,000 x (1 – 0.0243) = $1,024,485

Amount of RIA remaining for Withdrawal in 2010: $5,835 – $5,835 = $0.

Additional Contribution

You make an Additional Contribution of $60,000 on 11/29/2010.

The RIB increases as a result of the Additional Contribution, but not by the full amount of the Additional Contribution because there were prior Withdrawals of $25,835 that did not reduce the RIB ($20,000 on 10/15/2010 and $5,835 on 10/29/2010).

The RIA is increased by an amount equal to 5% multiplied by the amount the Retirement Income Base increased, prorated based on the number of calendar days until the following January 1

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $25,835

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $25,835 – $50,000 = $34,165

Retirement Income Base on 11/29/2010: $1,024,485 + $34,165 = $1,058,650

Retirement Income Amount Increase: 5% x $34,165 x (33 / 365) = $154

Retirement Income Amount on 11/29/2010: $25,835 + $154 = $25,989

Amount of RIA remaining for Withdrawal in 2010: $0 + $154 = $154

It is important to understand that your Account Value may increase for reasons other than Additional Contributions you may make to your Account, such as realized or unrealized investment gains or the reinvestment of dividends. Increases in your Account Value other than increases resulting from Additional Contributions you make to your Account do not increase your Retirement Income Base.

Example:

Assume that on the Certificate Effective Date of your Income Edge, your Retirement Income Base equals $500,000. Assume further that by your first Certificate Anniversary Date, your Account Value has grown to $510,000 because your investments have appreciated. The increase in your Account Value because of the appreciation of your investments would not increase your Retirement Income Base to $510,000 (unless, as discussed below, the Annual Optional Increase has been applied). Instead, your Retirement Income Base remains $500,000.

Increases As A Result Of The Annual Optional Increase

The Annual Optional Increase is an Income Edge feature. You may exercise the Annual Optional Increase to periodically lock in increases in your Account Value, if any, in excess of Withdrawals, to increase your Retirement Income Base and Retirement Income Amount, and, therefore, your guaranteed income payments (if any). On your Certificate Anniversary Date, if the Account Value is greater than your Retirement Income Base, you may exercise the Annual Optional Increase and your Retirement Income Base will be increased to equal your Account Value.

Prior to each Certificate Anniversary Date, you will be notified that you may exercise the Annual Optional Increase. We must be notified if you want to exercise the Annual Optional Increase. If you take no action, your Retirement Income Base will remain unchanged.

If you exercise the Annual Optional Increase, you will have immediate access to the proportionate amount of the Retirement Income Amount based on the number of days remaining in the calendar year. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount the Retirement Income Base increased (as a result of the Annual Optional Increase) multiplied by the number of days until the following January 1 and divided by 365. As of the following January 1, you will have the full Retirement Income Amount for that year. The Retirement Income Amount is calculated based on the Retirement Income Base in effect as of the close of business on the Business Day immediately preceding January 1st. While we are not open for business on January 1st, as of the first Business Day following January 1, we can advise you of your Retirement Income Amount and you can make a Withdrawal of your Retirement Income Amount.

If you exercise the Annual Optional Increase and the Account Value on your Certificate Anniversary Date is less than your Retirement Income Base, your Retirement Income Base will not increase and, as a result, your Income Edge fee will not change.

Example: with appreciation

Assume that on the Certificate Effective Date, your Retirement Income Base is equal to $500,000. Assume further that by your first Certificate Anniversary Date, your Account Value has grown to $520,000 because your assets have appreciated and you have not made any Withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base would automatically be increased on that Certificate Anniversary Date to $520,000.

Example: with Contributions plus appreciation and no Withdrawals in an up market

Assume that on the Certificate Effective Date, your Retirement Income Base is equal to $500,000. Assume further that by your first Certificate Anniversary Date, your Account Value has increased to $520,000 because your Account has appreciated, and further assume that you have not made any Withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base will increase on that Certificate Anniversary Date to $520,000.

Now, assume that by your second Certificate Anniversary Date, your Account Value has increased to $540,000 because your Account investments have appreciated, and further assume that you have not made any Withdrawals from your Account. Assume that prior to the second Certificate Anniversary Date, you make an Additional Contribution to your Account in the amount of $50,000. You may elect to have your Retirement Income Base increased on that Certificate Anniversary Date to $590,000.

Example: with Contributions plus appreciation and Withdrawals in an up market

Assume that on the Certificate Effective Date, your Retirement Income Base is equal to $500,000. Assume further that by your first Certificate Anniversary Date, your Account Value has increased to $520,000 because your Account has appreciated, and assume that you have not made any Withdrawals from your Account. If you exercise the Annual Optional Increase, your Retirement Income Base will be automatically increased on that anniversary date to $520,000.

Assume further that after the first Certificate Anniversary Date but before the second Certificate Anniversary Date, you make a Withdrawal from your Account in the amount of $25,000. Assume that prior to the second Certificate Anniversary Date, you make an Additional Contribution of $50,000. As a result of the Additional Contribution, your Retirement Income Base will increase by the amount of cumulative Additional Contributions to your Account ($50,000) less the amount of cumulative Withdrawals from your Account that have not decreased the Retirement Income Base ($25,000) less the cumulative amount by which your Retirement Income Base has been increased by Additional Contributions not including the current Additional Contribution ($0). Therefore, your Retirement Income Base will increase by $25,000 to $545,000.

8.	Income Edge Payments

If and when your Account Value is reduced to $0 as a result of Withdrawals from your Account, within the limits of your Income Edge certificate, on or after the Retirement Income Date and/or poor investment performance before, or on or after the Retirement Income Date, we will provide you with continuing income payments in the amount of the Retirement Income Amount. The income payments under the Income Edge certificate are provided through a lifetime fixed payout annuity. The Income Edge is treated under state insurance law as an annuity contract.

Example

Assume that you purchased your Income Edge with an Individual Income Guarantee at age 50 and your initial Retirement Income Base was $500,000. Because of increases to your Retirement Income Base, the Retirement Income Base had grown to $1,000,000 by the time you reached your Retirement Income Date at age 65, at which time you began to take annual Withdrawals of $50,000 per calendar year (which is your Retirement Income Amount, i.e. 5% of your Retirement Income Base). You do not take Withdrawals during any calendar year that exceed $50,000, but because of poor investment performance, your Account Value is reduced to $0 by age 80. At that time, we begin lifetime fixed income payments of $50,000 each year for the rest of your life.

If Your Account Value Is Reduced to $0 as a Result Of Withdrawals Within the Limits of the Income Edge and/or Poor Investment Performance, How Are Your Continuing Income Payments Calculated?

At the time your Account value equals $0, your Account will remain open, with a $0 balance until the last day of the calendar quarter following the calendar quarter when your Account value first equals $0, at which time your Account will be closed and your investment advisory agreement with LCM will terminate.

We will provide you with continuing income payments in the form of lifetime income payments that will continue until you die, or, if you purchased the Spousal Income Guarantee, until both you and your spouse die. The annual amount of income payments we will pay to you is equal to 5% of the Retirement Income Base on the date your Account Value reduces to $0 as a result of Withdrawals (within the limits of the certificate) and/or poor investment performance. We will make monthly payments (if any) equal to one-twelfth of the annual payment amount unless you request an alternative payment frequency. You may request an annual lump sum payment. Your payments will begin as follows:

❖

If your Account Value equals $0 on or after the Retirement Income Date as a result of Withdrawals (within the limits of the certificate) and/or poor investment performance, monthly payments will commence one month following the date your Account Value reduces to $0.

Example

Assume your Retirement Income Date is the same as your Certificate Effective Date. Assume that your Retirement Income Base is equal to $250,000 on your 10th Certificate Anniversary Date and your Retirement Income Amount is 5% of your Retirement Income Base. Therefore, your Retirement Income Amount is equal to 5% of $250,000 or $12,500. Your Account Value is equal to $10,000. You make a Withdrawal of $10,000 on your 10th Certificate Anniversary Date and your Account Value is reduced to $0 as a result of this Withdrawal. Monthly lifetime income payments equal to 1/12 of $12,500 or $1,041.67 will begin one month following the date your Account Value reduced to $0 and will continue until you die.

❖	If your Account Value is reduced to $0 prior to the Retirement Income Date as a result of poor investment performance, monthly payments will commence one month following the Retirement Income Date.

What if You Die Before Your Account Investments Are Reduced to $0?

The lifetime income payments under your Income Edge are “contingent” because they are triggered only when Withdrawals (within the limits of the certificate), and/or poor investment performance, reduce your Account Value to $0 within your lifetime (or if the Spousal Income Guarantee has been elected, within your and your spouse’s lifetime). But, if these contingencies do not occur within your lifetime or you die before your Account assets are reduced to $0, then the guarantee terminates without value and we make no payments under the Income Edge. Any remaining Account assets will be distributed to your spouse or to your testamentary heirs. To notify us that your spouse has died, please call 1-800-208-0197.

General Information

Determining Whether an Income Edge Is Right for You

It is important to understand that the Income Edge does not protect the actual value of the assets in your Account and that the Income Edge fee, the LIS2 Program Fee, your Financial Advisor Fee and any other fees associated with the discretionary managed account reduce your Account Value. For example, if you invest $500,000 in your Account, and your Account Value has dropped to $400,000 on the Retirement Income Date, we are not required to add $100,000 to your Account. Rather, the Income Edge provides that when you have reached the Retirement Income Date, you may begin withdrawing guaranteed lifetime annual income payments of $25,000 (5% of the Retirement Income Base, or $500,000), rather than $20,000 (5% of your Account Value, or $400,000) annually from your Account, and if these Withdrawals decrease your Account to $0, then we are required in accordance with the terms of the Income Edge to pay you annual income payments equal to your Retirement Income Amount for the rest of your life if you have the Individual Income Guarantee, or for the lives of you and your spouse if you have the Spousal Income Guarantee. Also, since the Income Edge fee, the LIS2 Program Fee and the Financial Advisor Fee are deducted from your Account Value, that value will be lower than it would otherwise be in the absence of the Income Edge and the LIS2 Program. It is also possible that, should your Account Value be reduced to $0 and we make lifetime income payments to you, the total amount of payments you receive from us could be less than the total of the Income Edge fees, the LIS2 Program Fees, the Financial Advisor Fees and the fees associated with the mutual funds included in the program.

It is also important to understand that even after you have reached the Retirement Income Date and start taking Withdrawals from your Account, those Withdrawals are made first from your own assets in your Account. We are required to start using our own money to make continuing lifetime income payments to you only when and if your Account Value is $0 because of Withdrawals (within the limits of the certificate) and/or poor investment performance. We limit our risk under the Income Edge in this regard by limiting the amount you may withdraw each year from your Account (without reducing your Retirement Income Base) to your current Retirement

Income Amount. If your investment return on your Account over time is sufficient to generate gains that can sustain systematic or periodic Withdrawals equal to or greater than the Retirement Income Amount, then your Account Value will never be reduced to $0 and payments under your Income Edge will never begin. There are many variables, however, other than average annual return on your Account that will determine whether your assets in your Account without the Income Edge would have generated enough gain over time to sustain systematic or periodic Withdrawals equal to your Retirement Income Amount that you would have received if you had purchased the Income Edge. Your Account Value may have declined over time before the Retirement Income Date, which means that your assets would have to produce an even greater return after the Retirement Income Date to make up for the investment losses before that date. Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic Withdrawals over an extended period, depending on the timing of the poor investment returns.

Of course, even if your Account assets (assuming no Income Edge certificate is purchased) do not generate sufficient gains after the date you begin to take income Withdrawals to support systematic or periodic Withdrawals equal to the Retirement Income Amount you would have received with the Income Edge and your actual Account Value declines over time, your Account Value may not be fully reduced to $0 for a number of years. If you (or if you have purchased the Spousal Income Guarantee, you and your spouse) die before your assets are reduced to $0, the strategy of liquidating your retirement assets through a program of systematic Withdrawals without the protection provided by the Income Edge will have proved to be an effective one. However, studies indicate that lifespans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic Withdrawals presents the risk of outliving those Withdrawals. The Income Edge is designed to protect you against the risk of living too long, commonly known as “longevity risk.”

Finally, to be eligible for the Income Edge you are required to maintain your Account in Permitted Funds that comply with the Permitted Ranges for a Model Portfolio. As a result, you may be assuming a more conservative or different investment strategy than you otherwise would and may not gain the benefit of investment gains produced by other investments.

Divorce of Joint Spousal Owners of an Income Edge

As discussed in “Purchasing an Income Edge” earlier in this prospectus, spouses may purchase the Spousal Income Guarantee version of the Income Edge to provide predictable lifetime income payments for both spouses by providing continuing income payments if the assets in the spouses’ jointly-owned Account are reduced to $0 by Withdrawals (within the limits of the certificate) and/or poor investment performance before both spouses die. If spouses purchase a Spousal Income Guarantee Income Edge and subsequently determine to obtain a divorce, the divorce will require certain modifications to be made to, or may result in the complete termination of, the Income Edge certificate, as described below.

Divorce Occurring Before Account Value Is Reduced to $0

If an Income Edge certificate is owned jointly by spouses, in the event of a divorce that becomes final before the Account Value is reduced to $0, the spouses may request that the Income Edge certificate continue in effect, subject to certain modifications as discussed below. The spouses must provide written notice to PHL Variable, acceptable to PHL Variable, stating whether the terms of the divorce provide for (i) the spouses to divide the assets in the Account into two new Accounts, (ii) one spouse to remain the sole owner of the Account, or (iii) both spouses to remain owners of the existing Account.

If the Former Spouses Divide the Account into Two New Accounts. If the former spouses provide us with notice that they will divide the assets in the Account between two new Accounts and complete new Applications for Income Edge, the jointly-owned spousal Income Edge certificate will be converted to two individually-owned Income Edge certificates each providing the Individual Income Edge guarantee, one for each of the two new Accounts. The current Income Edge fee applicable to individually-owned Income Edge certificates on the Certificate Effective Date will be charged. We will allocate the Retirement Income Base from the original Account between the two new Accounts owned by each former spouse, as agreed by the former spouses or as directed by any valid, applicable court order. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the Income Edge fee applicable to jointly-owned spousal Income Edge certificates until we have received notice that the spouses are divorced.

However, effective as of the date of the divorce, the Income Edge certificate will no longer be a “spousal” jointly owned certificate and the certificate will generally terminate upon the first owner’s death if such death occurs before we receive notice of the divorce and division of the assets of the Account and the certificate is converted into two individually-owned certificates; provided, however, if such death occurs before we receive notice of the divorce, but we are provided with written evidence that, in our sole discretion, establishes that prior to the first former spouse’s death, the assets in the Account were legally divided either (i) by operation of applicable state law (e.g., laws of community property states) or (ii) pursuant to a court mandated property settlement that sets forth precisely how the former spouses’ Account assets are to be divided, rather than terminating the Income Edge certificate, we will convert the jointly-owned certificate into an individually-owned Income Edge certificate for the Account of the surviving former spouse. We will allocate the Retirement Income Base applicable to the original Account to the certificate for the Account of the surviving spouse, in accordance with such applicable law or property settlement, as the case may be. The portion of the Retirement Income Base from the original Account that is attributable to the deceased former spouse under such applicable state law or property settlement will be reduced to zero and the Income Edge certificate will be terminated as to the assets in the Account attributable to the deceased former spouse, as of the date of such deceased former spouse’s death.

Former spouses that divide their Account into two new Accounts and request that their Income Edge be converted to two individual Income Edge certificates should be aware that the two new Accounts must be invested in accordance with a Model Portfolio and that their rights and obligations under the new certificates will be the same as under the individually-owned Income Edge certificate generally.

One Former Spouse Remains the Sole Owner of the Account. If the former spouses notify us that only one of the former spouses will remain an owner of the Account, which was previously owned by the former spouses, and the spouse retaining the Account completes a new Application for Income Edge, the jointly-owned spousal Income Edge certificate will be terminated and an individually-owned certificate providing the Individual Income Guarantee will be issued to the sole owner. Until we receive such notice and the Application Process is complete, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the Spousal Income Guarantee fee percentage in effect for the certificate. After we receive such notice and the Application Process is complete, the Individual Income Guarantee fee percentage will apply and the Retirement Income Base and Retirement Income Amount in effect at the time the Spousal Income Guarantee certificate was terminated will apply. See “What does the Income Edge cost?,” previously in this prospectus. However, effective as of the date of the divorce, upon the death of the former spouse who is to remain the sole owner of the Account, the Income Edge certificate will terminate, even if such death occurs before we receive notice that the former spouse is to remain the sole owner of the Account. The Income Edge fee will not be charged after the date of death of such former spouse.

The former spouse that remains the owner of the Account and to whom a new individually-owned Income Edge is issued in the circumstances described above should be aware that the Account must remain invested in accordance with a Model Portfolio and that the former spouse’s rights and obligations under the new Income Edge certificate will be the same as under an individually-owned Income Edge certificate generally.

Both Former Spouses Remain Joint Owners of the Account. If the former spouses provide us with notice that they are to remain the joint owners of the Account, the Spousal Income Guarantee will terminate and the Individual Income Guarantee will not be available for the Account.

Divorce occurring on or after the Account Value is reduced to $0

If an Income Edge certificate is jointly-owned by spouses, in the event of a divorce that becomes final on or after the Account Value is reduced to $0, we will split the income payments according to any written notice of divorce received by us. Prior to our receipt of the written notice of divorce, we will make any income payments due under the Income Edge in the manner prescribed by the former spouses pursuant to the terms of the certificate.

Termination of the Income Edge

Voluntary Termination. You may terminate your Income Edge at any time in accordance with notification requirements. No amount of Income Edge fees will be returned to you and your Income Edge will terminate without value. If you decide to terminate your Income Edge, your Account Value will remain unchanged. You may not apply for a new Income Edge certificate for 90 days after the voluntary termination.

Cancellation

Once you purchase your Income Edge, you can only cancel it by (i) notifying us in writing that you no longer want the Income Edge and to stop payment of the Income Edge fees from your Account, (ii) closing or transferring your Account or (iii) liquidating all of the assets in your Account. If you elect to terminate your certificate, you cannot purchase a certificate again for 90 days following the termination.

Automatic Termination. Your Income Edge will automatically terminate upon any of the following events:

Death of an Owner

•

If you purchased the Income Edge with the Individual Income Guarantee, your Income Edge will terminate upon your death or, if the Income Edge was purchased with an IRA, the death of the natural person for whom the IRA was established.

•

If you purchased the Income Edge with the Spousal Income Guarantee, upon the death of the first owner to die, the surviving spouse may continue the Income Edge. The Income Edge certificate will terminate upon death of the surviving spouse.

Excess Withdrawals

•	If your Retirement Income Base is reduced to $0 by Excess Withdrawals, your Income Edge will terminate.

Lifetime Payment Option

•

The Lifetime Payment Option is an option that allows you, at any time, to liquidate all of the assets in your Account and apply the proceeds to purchase a lifetime fixed immediate annuity contract from us. Your annuity payments will never be less than those calculated in accordance with the annuity rates guaranteed in the Income Edge. Your Income Edge certificate will terminate if you elect the Lifetime Payment Option. For more information on the Lifetime Payment Option, see Appendix A.

Non-Compliance with Investment Limitations

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Each Model Portfolio must meet certain investment limitations for those asset allocation strategies designated for use with the Income Edge certificate, which, in certain circumstances, if exceeded, may result in the termination of your Income Edge certificate. We will notify an Income Edge certificate holder whose Account is no longer in compliance with the Permitted Ranges, using only Permitted Funds, by sending a notice to the certificate holder’s address on our records at least 30 days prior to terminating the certificate. A certificate holder whose Account is not in compliance with the Permitted Ranges using only Permitted Funds may choose to invest the Account Value in accordance with another Model Portfolio, if available, or to liquidate the Account and apply the resulting amount to another annuity with guaranteed benefits, including any such annuities then offered by PHL Variable or its affiliates. Liquidating Account investments may have tax consequences and you should consult with your tax advisor. Additionally, at any time while a certificate is in effect, the certificate holder can apply the Account Value to the Lifetime Payment Option. See “Lifetime Payment Option,” Appendix A to this prospectus.

For more information regarding the termination of the Income Edge certificate under such circumstances, see “What Happens if LCM Manages Your Account in a Manner Unacceptable to Us?” section of this prospectus.

Miscellaneous Provisions

Periodic Communications to Income Edge Owners

LCM will provide quarterly performance reports related to your Account to your financial advisor. We will provide periodic notices, including an Income Edge Fee Deduction Notice, Income Edge Adjustment Notice, Income Edge Termination Notice, as well as annual information including the Income Edge Anniversary Notice and Income Edge January 1 Notice. The Income Edge Fee Deduction Notice will confirm the Withdrawal of Income Edge fees from the Account. The Income Edge Adjustment Notice confirms the following: any Withdrawal before the Retirement Income Date, an Excess Withdrawal on or after the Retirement Income Date, Additional Contributions that increase the Retirement Income Base, and when the Retirement Income Amount is calculated as a result of the client reaching the Retirement Income Date. The Income Edge Anniversary Notice confirms the Retirement Income Date, the Retirement Income Base, the Retirement Income Amount, the Calendar Yearly-to-Date Withdrawals, the Calendar Year Remaining Amount (if on or after the Retirement Income Date), the Certificate Anniversary, and the Income Edge Fee Percentage. The Income Edge Termination Notice confirms the termination of the Income Edge without value. The Income Edge January 1 Notice confirms the Retirement Income Date, the Retirement Income Base, and the Retirement Income Amount (only after the Retirement Income Date). Your Income Edge Fee Deduction Notice will identify the amount of the fee deducted from your Account for the Income Edge.

Amendments to an Income Edge certificate

The group annuity contract under which Income Edge certificates are issued, the Income Edge certificate itself may be amended to conform to changes in applicable law or interpretations of applicable law. Any changes in the Income Edge certificate and/or the group annuity contract under which it is issued may need to be approved by certain state insurance departments. You will receive written notice of such changes in the Income Edge certificate and certificate owners will receive notice of changes to the Income Edge contract affecting the rights of certificate owners.

Assignment

You may not assign your interest in your Income Edge certificate without our prior written approval.

Taxation of the Income Edge

The following is a general discussion based on current interpretations of current Federal income tax law and is not intended as individual tax advice. This discussion does not cover every situation and does not address all possible circumstances. This discussion does not address the tax treatment of transactions involving assets held in your Account except insofar as the Income Edge itself may be relevant to the tax treatment of such transactions. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of the Income Edge. You should also be aware that the tax laws may change, possibly with retroactive effect. Specifically, we cannot guarantee the income tax status of any contract either currently or in the future. No representation is made regarding the likelihood of continuation of the federal income tax laws or the current interpretations by the Internal Revenue Service (“IRS”). You should consult your own tax advisor regarding the potential tax implications of the Income Edge in light of your particular circumstances.

From time to time, there are regulatory or legislation proposals or changes that do or could impact the taxation of annuity contracts and IRAs; if enacted, these changes could be retroactive. At this time, we do not have any specific information about any pending proposals that could affect this annuity. We reserve the right to make changes to the annuity to assure that it continues to qualify as an annuity for federal income tax purposes. For the purposes of this Section the term “policyholder” or “taxpayer” means you, the certificate holder.

Income Edge may be issued either in connection with an Individual Retirement Account (IRA Account), in which case it is referred to as Qualified Income Edge, or independent of any IRA, in which case it is referred to as Non-Qualified Income Edge. Different tax rules apply to Qualified Income Edge and Non-Qualified Income Edge, and the tax rules applicable to the Qualified Income Edge vary according to the type of IRA and the terms and conditions of the plan.

Non-Qualified Income Edge

Treatment of Income Edge as Annuity Contract. The Internal Revenue Service has issued a ruling to PHL Variable indicating that the Income Edge certificate will be treated as an annuity contract under the Internal Revenue Code. In addition, the Internal Revenue Service has also issued rulings to an individual investor concerning the tax treatment relative to the certificate and to Account assets. These rulings provide, in substance, that the certificate will be treated as an annuity contract and that the income tax treatment of the Account is unaffected by the existence of Income Edge. Specifically, the IRS rulings indicate that (1) the Income Edge certificate will not prevent an investor/ certificate holder from currently deducting losses in the Account; (2) the Income Edge certificate does not impact the holding period of assets in the Account, which is relevant in determining whether gains or losses in the Account are taxed as “capital assets” as well as the tax treatment of dividends earned on assets in the Account; and (3) the Income Edge certificate and Account assets will not, either at the time of issuance of the certificate or subsequently, be viewed as components of a tax straddle, which would impact timing of gain or loss recognition.

In order to be treated as an annuity for Federal tax purposes, the annuity must contain certain provisions prescribing distributions that must be made when an owner of the contract dies. These provisions are in section 72(s) of the Internal Revenue Code. We believe that by its terms the Income Edge satisfies these requirements. In all events, we will administer the Non-Qualified Income Edge to comply with these Federal tax requirements.

Your Account. Based on rulings received from the Internal Revenue Service, the tax treatment of transactions involving the assets in your Account including redemptions, dispositions and distributions with respect to such assets, will be the same as such treatment would be in the absence of the Income Edge certificate. (The tax treatment of such transactions is beyond the scope of this prospectus. You should consult a tax advisor for further information about the tax treatment of assets covered by the Income Edge.) Thus, based on the rulings received, we believe that 1) distributions and dividends on your Account will not be treated as payments under the Income Edge, (2) amounts received on redemption or disposition of your assets in your Account will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under the Income Edge; and (3) the purchase of a Non-Qualified Income Edge will not cause either (a) loss of the benefit of any preferential income tax rates that may be applicable to dividends paid on assets in your Account otherwise constituting “qualified dividend income” or (b) under the “straddle” rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when assets in your Account are sold or exchanged. The tax consequences could change in the future due to changes in the tax laws or regulations. Although the exact nature of any such possible change is speculative, one possibility is that there may be an increase in the rate applicable to qualified dividend income. Alternatively, the special rate applicable to such income could be eliminated entirely, resulting in dividends being taxed at ordinary income rates. A possible change in the straddle rules is a modification to the scope of those rules, with the result that transactions in an Account not subject to the straddle rules under current law would become subject to the loss deferral and other limitations applicable to straddles. In addition, the tax rate applicable to gains or losses in the Account may be changed in the future. You should consult your own tax advisor as to the tax consequences, if any, of the Income Edge under these rules and other relevant tax provisions, both at the time of initial purchase and in subsequent years.

Payments After Account Value is Reduced to $0. Lifetime income payments beginning if and when your Account Value has been reduced to $0 are amounts received as an annuity. These payments will be treated in part as taxable ordinary income and in part as non-taxable recovery of the aggregate Income Edge certificate fees you have previously paid (your “investment in the contract”) until you recover all of your investment in the contract. (The ratio of taxable-income to recovery of investment amounts will depend on your life expectancy at the time you begin recovering payments). After you recover all of your investment in the contract, payments will be taxable in full as ordinary income. In addition, beginning for tax years after December 31, 2012, income from annuities is included in the definition of “net investment income” for purposes of section 1411 of the Code and may be subject to an additional tax of 3.8 percent. Section 1411 applies to an individual whose modified adjusted gross income exceeds the threshold amount. The threshold amount is $250,000 in the case of a joint return or surviving spouse, $125,000 in the case of a married individual filing a separate return, and $200,000 in any other case. The threshold amount is subject to modification.

Payment of the Income Edge Fee from Account investments. The redemption or disposition of assets in your Account to pay the Income Edge fee will be treated as amounts realized on the sale or exchange of such assets generating taxable gains and/or losses as a result of such sale or exchange, and therefore you will not be able to apply the proceeds from such a redemption or disposition to pay the Income Edge Fee on a tax-free or tax-deferred basis. You should consult a tax advisor for further information. The payment of the Income Edge Fee is not a distribution from the Income Edge certificate.

Qualified Income Edge

The Income Edge may be used with traditional IRA Accounts and Roth IRA Accounts (collectively, “IRA Accounts”). The Qualified Income Edge is not available as an Individual Retirement Annuity (IRA Annuity). Internal Revenue Code (“Code”) Sections 408 and 408A permit eligible individuals to contribute to an Individual Retirement Arrangement known as an “IRA” or “Roth IRA.” These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence.

The tax rules applicable to a Qualified Income Edge vary according to the type of IRA Account and the terms and conditions of the IRA Account. No attempt is made here to provide more than general information about the use of the Qualified Income Edge with an IRA Account. Participants under such IRA Account, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA Account may be subject to the terms and conditions of the IRA Accounts themselves or limited by applicable law, regardless of the terms and conditions of the Qualified Income Edge.

We reserve the right to discontinue offering the Income Edge to new certificate holders that plan to use the Income Edge with IRA Accounts. The Qualified Income Edge is available only with respect to the IRA Account for which the Qualified Income Edge is purchased.

The Qualified Income Edge is intended for purchase by the trustee or custodian of IRA Accounts. The Income Edge is owned by the IRA itself.

We are not responsible for determining whether the Qualified Income Edge complies with the terms and conditions of, or applicable law governing, any IRA Account. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the IRA Account. You or a service provider for the IRA Account are responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under the Qualified Income Edge are consistent with the terms and conditions of the plan and applicable law.

IRA Accounts may be subject to required minimum distribution rules. The value of the guarantee provided by the Qualified Income Edge may have to be taken into account in determining your required minimum distributions under the IRA Account. Withdrawals from your Account taken to meet required minimum distribution requirements, in proportion to the value of your Account to your overall IRA Account balance, will be deemed to be within the certificate limits for Income Edge and will not reduce your Retirement Income Base. If you pay the Income Edge fee for a Qualified Income Edge with proceeds from your IRA Account, that payment will not be a “distribution” from your IRA Account for purposes of the Code. If you pay the Income Edge fee for a Qualified Income Edge from other assets outside your IRA Account, the Income Edge fee may have tax consequences and also may be treated as an Additional Contribution to your IRA Account. You should consult a tax advisor for further information.

Under Section 3405 of the Internal Revenue Code taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA. The mandatory withholding rules apply to all taxable distributions from qualified plans except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and (c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

Individual Retirement Accounts. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA”. These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA.

Tax on Certain Distributions Relating to IRA Accounts

Each payment from the Qualified Income Edge held by an IRA is treated in part as taxable ordinary income and in part as non-taxable recovery of the after-tax (if any) amounts previously invested in the IRA (“basis”). After you recover all of your basis, payments will be taxable in full. For most certificate holders, there is no basis or after-tax investment in the IRA and as such, the entire Qualified Income Edge payment is taxable. A payment from a Qualified Income Edge held by a Roth IRA may be non-taxable, provided that specified conditions are met. Roth IRA certificate holders should consult a tax advisor to determine if the payment will be taxable.

Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of certain early distributions from IRA Accounts. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. As of January, 2009, the tax penalty will not apply to the following: (a) distributions made on or after the date on which the taxpayer reaches age 59 1/2; (b) distributions following the death or disability of the taxpayer (for this purpose disability is as defined in section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of such taxpayer and his or her designated beneficiary; (e) distributions made to the taxpayer to the extent such distributions do not exceed the amount allowable as a deduction under Code section 213 to the taxpayer for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in section 213(d)(1)(D) of the Code) for the taxpayer and spouse and dependents if the certain conditions are met; (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the taxpayer, spouse, children or grandchildren; and (i) distributions from retirement plans to individuals called to active military. Please note that future legislation or regulations may modify the conditions under which distributions may be received from an IRA without tax penalty.

Generally, required minimum distributions (RMDs) from an IRA must commence no later than April 1 of the calendar year following the year in which the taxpayer attains age 70 1/2. The RMDs are determined based on a period not exceeding the life expectancy of the taxpayer or the joint lives or life expectancies of the taxpayer and his or her designated beneficiary. There are no RMDs relating to a Roth IRA as long as the original taxpayer is alive. There are after-death RMDs for both IRAs and Roth IRAs. The amount of the lifetime RMD may be different than the amount of the after-death RMDs. If the RMDs are not made, a 50% penalty tax is imposed as to the amount not distributed.

The amount that must be distributed is based on Code rules that take into consideration the taxpayer’s age, marital status, and account balance, the value of the Account, including the actuarial value of the Income Edge certificate. An individual is required to take distributions from all of his or her retirement accounts; however, if the individual has two or more accounts, the total amount of RMDs can be taken from one of the multiple accounts. For example, if the individual has a traditional IRA with custodian A and a separate IRA with custodian B, the individual will have an RMD amount relating to each of these retirement vehicles. Depending on the terms of IRA A and IRA B, the individual may take the total of two RMDs from either or both of the two IRAs. Withdrawals from your Account taken to meet RMDs, in proportion to the value of your Account to your overall IRA Account balance, will be deemed to be within the certificate limits for Income Edge and will not reduce your Retirement Income Base. While the total amount of your RMD for your entire IRA includes the value of this annuity, only the portion of the RMD allocable to this annuity may be withdrawn without impact to your Retirement Income Base.

If you pay the Income Edge fee for a Qualified Income Edge with proceeds from your IRA Account, that payment will not be a “distribution” from your IRA Account for purposes of the Code. If you pay the Income Edge fee for a Qualified Income Edge from other assets outside your IRA Account, the Income Edge fee may have tax consequences and also may be treated as an Additional Contribution to your IRA Account. You should consult a tax advisor for further information.

Withholding. Payments from both Qualified Income Edge and Non-Qualified Income Edge will generally be subject to Federal and State information reporting and tax withholding for the taxpayer’s Federal income tax liability. We are required to file information returns with the IRS and state taxation authorities in the event that there is a distribution from your contract that may have tax consequences and in certain other circumstances. In order to comply with our requirements, from time to time, we request certain information, including social security number or tax identification number and current name and address. We are not responsible for information reporting and tax withholding in relation to the underlying Account, either an IRA or otherwise. Our obligation only relates to amounts from your Income Edge annuity.

In addition to information reporting, we are also required to withhold federal income taxes on the taxable portion of any amounts received unless there is a valid election out of withholding. United States citizens can generally elect not to have tax withheld from such payments, as long as the recipient provides an accurate social security number or tax identification number and the Internal Revenue Service has otherwise not required such withholding. Purchasers of a Non-Qualified Income Edge who are not United States citizens will generally be subject to Federal withholding on taxable distributions from their Income Edge at a 30% rate, unless a lower treaty rate applies. In addition, purchasers who are not United States citizens or residents may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers of a Non-Qualified Income Edge who are not United States citizens or residents are advised to consult with a qualified tax adviser regarding U.S. Federal, state, and foreign taxation with respect to the purchase of a Income Edge.

Regardless of whether the certificate holder/taxpayer elects out of withholding, the certificate holder remains liable for payment of federal income taxes on the taxable portion of any amounts received under Income Edge. There may be penalties if the withholding or estimated tax payments are insufficient. Certain states also require withholding of state income taxes on the taxable portion of amounts received. State laws differ regarding the procedure by which these amounts are computed and the extent to which a policyholder can elect out of withholding.

Seek Tax Advice. The above description of federal income tax consequences Income Edge is only a brief summary meant to alert you to the issues and is not intended as tax advice. Any person considering the purchase of an Income Edge in connection with an IRA Account should first consult a qualified tax advisor, with regard to the suitability of the Income Edge for the IRA Account.

About PHL Variable

Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.

PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company (“Phoenix”) through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. (“PNX”), which is a manufacturer of insurance, annuity and investment products and services. PNX was organized in Connecticut in 1851 and in connection with its merger in 1992 with Home Life Insurance Company, Phoenix redomiciled to New York.

On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).

The following chart illustrates our corporate structure as of March 31, 2010.

The Phoenix Companies, Inc.—Legal Proceedings about Company Subsidiaries

We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, employer, investor or investment advisor. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

State regulatory bodies, the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”), the IRS and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with laws and regulations related to, among other things, our insurance and broker-dealer subsidiaries, securities offerings and registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

Regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. It is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our regulatory matters are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

Distributor

We have entered into a distribution agreement with VP Distributors for the distribution of the Income Edge certificate. VP Distributors and PHL Variable Insurance Company have entered into a selling agreement with a LCM affiliated broker-dealer for the sale of the certificates. We are not affiliated with VP Distributors and we do not pay cash or any other compensation to VP Distributors for sales of the Income Edge certificates.

VP Distributors’ principal business address is 100 Pearl Street, Hartford, Connecticut 06103. VP Distributors is registered with FINRA.

Selling Firm

As noted above, VP Distributors and PHL Variable Insurance Company have entered into one selling agreement with LCM affiliated broker-dealer for the sale of the Income Edge certificates. LCM, its affiliated broker-dealer and any other affiliates receive no commissions or any other cash or non cash compensation from VP Distributors and PHL Variable Insurance Company for the sale of the Income Edge. We intend to recoup sales expenses through Income Edge fees or from our general account.

Legal Matters

Kathleen A. McGah, Vice President and Assistant Secretary, PHL Variable, has provided opinions regarding the status of Income Edge under the federal securities laws and state insurance and securities laws. Laurie D. Lewis, Counsel, Phoenix Life Insurance Company, has provided opinions regarding the federal tax status of Income Edge.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance upon the report (which contains explanatory paragraphs relating to the fact that subsequent to the first quarter of 2009 PHL Variable Insurance Company has had minimal sales of life and annuity products, PHL Variable Insurance Company had downgrades from two rating agencies, and PHL Variable Insurance Company has significant transactions with affiliates and it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties) of Pricewaterhouse Coopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

Annual Statements

At least once a year prior to the date lifetime income payments begin, we will send you a statement containing information about your Income Edge.

Table of Cross References for Defined Terms

The following is a listing of defined terms and the page numbers of the page on which the definition of each term may be found.

Term

Account	4
Account Value	4
Additional Contribution	4
Annual Optional Increase	5
Application	5
Application Process	5
Business Day	4
Certificate Anniversary Date	6
Certificate Effective Date	5
Contribution	4
Covered Assets	4
Cure Period	9
Excess Withdrawal	6
Financial Advisor	4
Financial Advisor Fee	5
Income Edge	4
Individual Income Guarantee	4
Individual Retirement Account (“IRA”)	6
LIS[2] Inception Fee	5
LIS[2] Program	4
LIS[2] Program Fee	5
Lifetime Payment Option	39
Liquidation Period	13
Model Portfolios	4
Non-Qualified Income Edge	26
Permitted Funds	9
Permitted Ranges	9
Qualified Income Edge	14
Retirement Income Amount	6
Retirement Income Base	5
Retirement Income Date	6
Spousal Income Guarantee	4
Withdrawal	5

Selected Financial Data of PHL Variable

Selected Financial Data

The following selected financial data should be read in conjunction with the financial statements and related notes for PHL Variable, which are incorporated by reference into this prospectus.

Annual Data

	Year Ended December 31,
($ in thousands)	2009	2008	2007	2006	2005
REVENUES:
Premiums	$11,420	$15,098	$18,602	$13,575	$9,521
Insurance and investment product fees	413,531	361,354	263,298	180,779	109,270
Net Investment Income	78,767	90,963	109,607	129,325	154,374
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(49,698)	(52,057)	(3,287)	(411)	(2,651)
Portion of OTTI losses recognized in other comprehensive income	25,691	—	—	—	—

Net OTTI losses recognized in earnings	(24,007)	(52,057)	(3,287)	(411)	(2,651)
Net realized investment gains (losses), excluding OTTI losses	14,829	(119,998)	(3,756)	(2,049)	(7,918)

Total realized investment gains (losses)	(9,178)	(172,055)	(7,043)	(2,460)	(10,569)

Total revenues	494,540	295,360	384,464	321,219	262,596

BENEFITS AND EXPENSES:
Policy benefits	249,457	218,415	168,395	154,951	130,279
Policy acquisition cost amortization	139,243	262,132	120,041	93,342	80,402
Other operating expenses	120,986	97,504	83,601	65,388	50,493

Total benefits and expenses	509,686	578,051	372,037	313,681	261,174

Income (loss) before income taxes	(15,146)	(282,691)	12,427	7,538	1,422
Applicable income tax expense (benefit)	6,007	(87,497)	1,122	1,070	(2,801)

Net income (loss)	$(21,153)	$(195,194)	$11,305	$6,468	$4,223

	As of December 31,
	2009	2008	2007	2006	2005
Total assets	$5,614,591	$5,493,954	$6,437,891	$5,849,199	$5,978,919

Supplementary Financial Information of PHL Variable

Adoption of New Accounting Guidance

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, we adopted new accounting guidance issued by the FASB which amended other-than-temporary impairments guidance and modified the presentation and disclosure requirements for other-than-temporary impairments of debt securities. This accounting guidance, which is now a part of ASC 320, Investments – Debt & Equity Securities, modified the existing requirement from the intent and ability to hold a debt security, to an assessment of whether the Company intends to sell or if it is more likely than not that the Company will be required to sell the debt security before its anticipated recovery in value. This accounting guidance also modified the presentation of other-than-temporary impairments for certain debt securities for the bifurcation of an other-than-temporary impairment into an amount attributable to credit loss, recognized in earnings, and an amount attributable to other factors, recognized in other comprehensive income. In addition to the changes in measurement and presentation, the disclosures related to other-than-temporary impairments related to debt securities are expanded, with all such disclosures required for both interim and annual periods.

Adoption of this guidance was effective for interim periods ending after June 15, 2009, with optional early adoption for periods ending after March 15, 2009. We elected to adopt this guidance for the quarter ending March 31, 2009. Upon adoption of this guidance, we calculated the credit and non-credit components of previously recognized other-than-temporary impairments and recorded the related impact as a cumulative effect adjustment in accumulated deficit and accumulated other comprehensive income, respectively. The cumulative-effect adjustment included related offsets such as deferred policy acquisition costs and related tax effects. The cumulative effect recognized was $4,613 thousand after offsets and is reflected in stockholders’ equity. The cumulative effect consisted of a decrease to accumulated deficit of $5,838 thousand which includes an adjustment of $2,900 thousand to the deferred tax valuation allowance, and an increase to accumulated other comprehensive loss of $1,225 thousand after offsets.

Accounting Change

Reinsurance

Effective April 1, 2008, we changed our method of accounting for the cost of certain of our long duration reinsurance contracts accounted for in accordance with ASC 944-20, Financial Services – Insurance. In conjunction with this change, we also changed our method of accounting for the impact of reinsurance costs on deferred acquisition costs. ASC 944-20 requires us to amortize the estimated cost of reinsurance over the life of the underlying reinsured contracts. Under our previous method, we recognized reinsurance recoveries as part of the net cost of reinsurance and amortized this balance over the estimated lives of the underlying reinsured contracts in proportion to estimated gross profits (“EGPs”) consistent with the method used for amortizing deferred policy acquisition costs. Under the new method, reinsurance recoveries are recognized in the same period as the related reinsured claim. In conjunction with this change, we also changed our policy for determining EGPs relating to these contracts to include the effects of reinsurance, where previously these effects had not been included.

Supplementary Financial Information

Selected Unaudited Quarterly Financial Data:	Quarter Ended
($ in thousands)	Mar 31,	June 30,	Sept 30,	Dec 31,
Income Statement Data	2009
REVENUES
Premiums	$5,492	$3,944	$2,744	$(760)
Insurance and investment product fees	96,286	97,666	108,873	110,706
Net investment income	20,271	21,949	18,138	18,409
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(11,320)	(14,653)	(8,158)	(15,567)
Portion of OTTI losses recognized in other comprehensive income	3,266	6,348	5,783	10,294

Net OTTI losses recognized in earnings	(8,054)	(8,305)	(2,375)	(5,273)
Net realized investment gains (losses), excluding OTTI losses	10,112	(8,412)	5,090	8,039

Total realized investment gains (losses)	2,058	(16,717)	2,715	2,766

Total revenues	124,107	106,842	132,470	$131,121

BENEFITS AND EXPENSES
Policy benefits	55,025	76,808	59,340	58,284
Policy acquisition cost amortization	38,590	6,198	36,082	58,373
Other operating expenses	35,685	33,265	31,823	20,213

Total benefits and expenses	129,300	116,271	127,245	136,870

Income (loss) before income taxes	(5,193)	(9,429)	5,225	(5,749)
Applicable income tax expense (benefit)	(1,154)	762	838	5,561

Net income (loss)	$(4,039)	$(10,191)	$4,387	$(11,310)

COMPREHENSIVE INCOME
Net income (loss)	$(4,039)	$(10,191)	$4,387	$(11,310)

Net unrealized gains (losses)	1,028	26,100	19,361	3,273
Portion of OTTI losses recognized in other comprehensive income	(2,123)	(4,126)	(3,759)	(6,69)

Other comprehensive income (loss)	(1,095)	21,974	15,602	(3,418)

Comprehensive income (loss)	$(5,134)	$11,783	$19,989	$(14,728)

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent	$20,000	$45,000	$—	$—

RETAINED EARNINGS
Adjustment for initial application of accounting changes	5,838	—	—	—
Net income (loss)	(4,039)	(10,191)	4,387	(11,310)

ACCUMULATED OTHER COMPREHENSIVE LOSS
Adjustment for initial application of accounting changes	(1,225)	—	—	—

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)	(1,095)	21,974	15,602	(3,418)

Change in stockholder’s equity	19,479	56,783	19,989	(14,728)
Stockholder’s equity, beginning of period	532,441	551,920	608,703	628,692

Stockholder’s equity, end of period	$551,920	$608,703	$628,692	$613,964

Selected Unaudited Quarterly Financial Data:	Quarter Ended
($ in thousands)	Mar 31,	June 30,	Sept 30,	Dec 31,
Income Statement Data	2008
REVENUES
Premiums	$(643)	$5,314	$5,423	$5,004
Insurance and investment product fees	83,865	87,717	93,554	96,218
Net investment income	24,321	22,990	22,510	21,142
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(6,948)	(5,388)	(6,241)	(33,480)
Portion of OTTI losses recognized in other comprehensive income	—	—	—	—

Net OTTI losses recognized in earnings	(6,948)	(5,388)	(6,241)	(33,480)
Net realized investment gains (losses), excluding OTTI losses	(13,081)	7,077	(22,149)	(91,845)

Total realized investment gains (losses)	(20,029)	1,689	(28,390)	(125,325)

Total revenues	87,514	117,710	93,097	(2,961)

BENEFITS AND EXPENSES
Policy benefits	51,015	43,573	51,774	72,053
Policy acquisition cost amortization	24,537	38,755	46,533	152,307
Other operating expenses	28,101	25,707	21,117	22,579

Total benefits and expenses	103,653	108,035	119,424	246,939

Income (loss) before income taxes	(16,139)	9,675	(26,327)	(249,900)
Applicable income tax expense (benefit)	(7,109)	3,360	(9,853)	(73,895)

Net income (loss)	$(9,030)	$6,315	$(16,474)	$(176,005)

COMPREHENSIVE INCOME
Net income (loss)	$(9,030)	$6,315	$(16,474)	$(176,005)

Net unrealized gains (losses)	(5,639)	(2,620)	(6,746)	(25,135)
Portion of OTTI losses recognized in other comprehensive income	—	—	—	—

Other comprehensive income (loss)	(5,639)	(2,620)	(6,746)	(25,135)

Comprehensive income (loss)	$(14,669)	$3,695	$(23,220)	$(201,140)

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent	$42,000	$31,000	$—	$96,934

RETAINED EARNINGS
Net income (loss)	(9,030)	6,315	(16,474)	(176,005)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)	(5,639)	(2,620)	(6,746)	(25,135)

Change in stockholder’s equity	27,331	34,696	(23,220)	(104,206)
Stockholder’s equity, beginning of period	597,840	625,171	659,867	636,647

Stockholder’s equity, end of period	$625,171	$659,867	$636,647	$532,441

Appendix A

Lifetime Payment Option

At any time before your Account Value reduces to $0, you may elect the Lifetime Payment Option. If you elect the Lifetime Payment Option, you must terminate your Account, liquidate all of the assets in your Account, and apply the proceeds to purchase a separate, supplemental lifetime fixed immediate annuity contract from us. The payments under the supplemental contract will not be less than those calculated by multiplying the value of the proceeds by the rates guaranteed in your Income Edge certificate. These payments are not the same as payments that might commence after your Account Value reduces to $0 had you not elected the Lifetime Payment Option. If you elect the Lifetime Payment Option, your Income Edge will terminate. The annuity payment rate used to calculate the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10 year age set back and an interest rate of 2.5%. The 10 year age set back reflects the improved mortality for insureds. Your payments would be higher under the 2000 Individual Annuity Mortality Table if there were no 10 year age set back. You should consult with your LCM affiliated representative before you decide to select this Lifetime Payment Option. It may be more appropriate to maintain your Account and not terminate the Income Edge. If you elect the Lifetime Payment Option, your Account will be closed and your investment advisory agreement with LCM will terminate.

Misstatements

If you misstate your sex or age for the Lifetime Payment Option, we will reduce the level of payments and/or suspend the payments until the overpayment is repaid to us because of the misstatement of age or sex. For example, if you are male and misrepresent that you are female, and also misrepresent that you are younger than you actually are, your level of payments should have been lower than your actual payments based on the 2000 Individual Annuity Mortality Table. In this case, we may either readjust your level of payments and/or suspend the payments until the overpayment is repaid to us.

Taxation of the Lifetime Payment Option

Non-Qualified Income Edge

•

Liquidation of Account Assets to Purchase the Lifetime Payment Option. The liquidation of your Account assets to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will be a taxable event. Application of the proceeds to purchase the Lifetime Payment Option provided under a Non-Qualified Income Edge is not a tax-deferred transaction.

•

Taxation of Distributions From the Lifetime Payment Option. If you exercise your right to liquidate your Account and to apply the proceeds to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option, we believe that such annuity contract will be treated as an annuity contract for tax purposes and distributions therefrom will be taxed as annuity distributions. Thus, distributions from the annuity contract will be taxed as ordinary income to the extent that the value is more than your investment in the contract (discussed further below). Any amounts you receive if you pledge or assign your annuity as security for a loan will also be treated as distributions and taxed as distributions. Annuity payments should generally be treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract. After you recover all of your investment in the contract, annuity payments will be taxable in full as ordinary income. Distributions from an annuity contract are generally subject to withholding for the recipient’s U.S. Federal income tax liability. Recipients who are U.S. citizens can generally elect, however, not to have tax withheld from distributions.

If you exercise your right to liquidate your Account and apply all of the proceeds to the Lifetime Payment Option, your investment in the contract should be equal to the Account Value applied to the Lifetime Payment Option plus, while not free from doubt, the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge. With respect to the inclusion of the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge in your investment in the contract for the Lifetime Payment Option, it is possible that the IRS may take the position that the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge do not constitute part of your investment in the contract when you have elected the Lifetime Payment Option, on the theory that such charges do not constitute amounts paid for the Lifetime Payment Option.

While for tax reporting purposes we currently intend to include any aggregate Income Edge Fees you previously paid for your Non-Qualified Income Edge in the investment in the contract should you elect the Lifetime Payment Option, you should consult a tax advisor on this matter as it is not free from doubt.

Qualified Income Edge

•

Liquidation of Account investments to Purchase the Lifetime Payment Option. The liquidation of your Account within your IRA Account to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will not be a taxable event as long as specified Internal Revenue Code requirements are satisfied.

•

Taxation of Distributions from the Lifetime Payment Option. Distributions paid to you from your IRA Account, including distributions pursuant to the Lifetime Payment Option, will be taxable under the rules applicable to your IRA Account. You should consult a tax advisor for further information.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$1,712
Estimated Printing and Filing Costs	$40,000
Estimated Accounting Fees	$4,000

Item 14.	Indemnification of Directors and Officers

Section 33-779 of the Connecticut General Statutes states that: “a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive.”

Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: “Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise.”

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules

1.	a. Underwriting Agreement. Filed via Edgar with Pre-effective Amendment No. 3 to the Registration Statement on Form S-1, dated February 25, 2008.

b. First Amendment to Principal Underwriting and Distribution Agreement. Incorporated by reference to Initial Registration Statement on Form S-1 (File No. 333-164778), filed via EDGAR on February 8, 2010.

2.	Not applicable.

3.	(i) Articles of Incorporation – Incorporated by reference to Registrant’s Filing on Form S-1 (File No. 333-55240) filed via Edgar on February 8, 2001.

(ii) Bylaws of PHL Variable Insurance Company, effective May 16, 2002 is incorporated by reference to Registrants Filing S-1 (File No. 333-87218) filed via Edgar on April 30, 2004.

4.

(a)    Form of Master Funding Agreement filed via EDGAR with Registrant’s Initial Registration Statement on Form S-1 (File No. 333-137802) on October 4, 2006. Form of Group Annuity Contract. Filed via Edgar with Pre-effective Amendment No. 3 to the Registration Statement on Form S-1, dated February 25, 2008.

(b)    Form of Funding Agreement Certificate filed via EDGAR with Registrant’s Initial Registration Statement on Form S-1 (File No. 333-137802) on October 4, 2006. Form of Group Annuity Certificate. Filed via Edgar with Pre- effective Amendment No. 3 to the Registration Statement on Form S-1, dated February 25, 2008.

5.	Opinion regarding Legality. Filed herewith.

6.	Not applicable.

7.	Not applicable.

8.	Opinion regarding Tax Matters. Filed via Edgar with Pre-effective Amendment No. 3 to the Registration Statement on Form S-1, dated February 25, 2008.

9.	Not applicable.

10.1	Strategic Alliance Agreement. Filed via Edgar with Pre-effective Amendment No. 3 to the Registration Statement on Form S-1, dated February 25, 2008.

10.2	Sales and General Agency Agreement. Filed via Edgar with Pre-effective Amendment No. 3 to the Registration Statement on Form S-1, dated February 25, 2008.

11.	Not applicable.

12.	Not applicable.

13.	Not applicable.

14.	Not applicable.

15.	Not applicable.

16.	Not applicable.

17.	Not applicable.

18.	Not applicable.

19,	No applicable.

20.	Not applicable.

21.	The Registrant has no subsidiaries.

22.	Not Applicable.

23.	(a) Consent of independent registered public accounting firm. Filed herewith.

23.	(b) Opinion and Consent of Counsel. Filed herewith.

24.	Powers of Attorney. Filed herewith.

25.	Not applicable.

26.	Not applicable.

Item 17.	Undertakings

The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the registration statement on Form S-1, File No. 333-137802, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 9th day of April, 2010.

PHL VARIABLE INSURANCE COMPANY

By:
* Philip K. Polkinghorn
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

*Peter A. Hofmann	Chief Financial Officer

*David R. Pellerin	Chief Accounting Officer

*James D. Wehr	Director

*Christopher M. Wilkos	Director

By:	/s/ Kathleen A. McGah
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.

S-1